Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of July 14, 2017
 among

TELADOC, INC.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC,

as Sole Lead Arranger and Bookrunner

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms	1
Section 1.02 Other Interpretative Provisions	47
Section 1.03 Accounting Terms and Determinations	48
Section 1.04 Rounding	49
Section 1.05 Times of Day	49
Section 1.06 Classes and Types of Borrowings	49
Section 1.07 Foreign Currency Calculations	49

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 The Loans	49
Section 2.02 Notice of Borrowings	50
Section 2.03 Funding of Loans	50
Section 2.04 Evidence of Loans	52
Section 2.05 Letters of Credit	54
Section 2.06 Interest	52
Section 2.07 Extension and Conversion	61
Section 2.08 Amortization and Maturity of Loans	62
Section 2.09 Prepayments	62
Section 2.10 Termination or Reduction of Commitments	72
Section 2.11 Fees	72
Section 2.12 Pro Rata Treatment	73
Section 2.13 Sharing of Payments by Lenders	73
Section 2.14 Payments Generally; Administrative Agent’s Clawback	74
Section 2.15 Increase in Commitments	75
Section 2.16 Extensions of Term Loans; Extension of Revolving Commitments	78
Section 2.17 [Reserved]	80
Section 2.18 Defaulting Lenders	80

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes	82
Section 3.02 Illegality	85
Section 3.03 Inability To Determine Rates	85
Section 3.04 Increased Costs and Reduced Return; Capital Adequacy	86
Section 3.05 Compensation for Losses	87
Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans	88
Section 3.07 Mitigation Obligations; Replacement of Lenders	88
Section 3.08 Survival	88

i

(continued)

(continued)

(continued)

Schedules:

Schedule 2.01	-	Lenders and Commitments
Schedule 5.01	-	Existence
Schedule 5.06	-	Litigation
Schedule 5.09	-	Insurance
Schedule 5.12	-	Subsidiaries
Schedule 5.16	-	Intellectual Property
Schedule 6.16	-	Post Closing Matters
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.06	-	Investments
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit A-3	-	LC Request
Exhibit B-1	-	Form of Term Note
Exhibit B-2	-	Form of Revolving Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Guaranty
Exhibit F	-	United States Tax Compliance Certificate
Exhibit G-1	-	Form of Security Agreement
Exhibit G-2	-	Form of Pledge Agreement
Exhibit G-3	-	Form of Perfection Certificate
Exhibit H	-	Form of Intercompany Note
Exhibit I	-	Form of Accession Agreement
Exhibit J	-	Form of Solvency Certificate
Exhibit K-1	-	Form of Acceptance and Prepayment Notice
Exhibit K-2	-	Form of Discount Range Prepayment Notice
Exhibit K-3	-	Form of Discount Range Prepayment Offer
Exhibit K-4	-	Form of Solicited Discounted Prepayment Notice
Exhibit K-5	-	Form of Solicited Discounted Prepayment Offer
Exhibit K-6	-	Form of Specified Discount Prepayment Notice
Exhibit K-7	-	Form of Specified Discount Prepayment Response

CREDIT AGREEMENT

This Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 14, 2017, among Teladoc, Inc., a Delaware corporation, each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), the Issuing Banks from time to time party hereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

The Lenders are willing to make the requested credit facilities hereunder available on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                            Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.09(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-1.

“Acceptance Date” has the meaning specified in Section 2.09(a)(ii)(D)(2).

“Accession Agreement” means an Accession Agreement, substantially in the form of Exhibit I, executed and delivered by an Additional Subsidiary Guarantor on or after the Closing Date in accordance with Section 6.12.

“Account” is any “account” as defined in the UCC and includes, without limitation, all accounts receivable and other sums owing to the Borrower.

“Account Debtor” is any “account debtor” as defined in the UCC.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 19, 2017 among the Borrower, the Target and the Stockholder Representative (as defined therein) (as may be amended, modified, supplemented, waived or the subject of any consent in accordance with the terms of the Commitment Letter), together with the annexes, schedules, exhibits and attachments thereto.

“Acquisition Consideration” means the purchase consideration for any Business Acquisition (but excluding any related acquisition fees, costs and expenses incurred in connection with any Business Acquisition) paid by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Business Acquisition, whether paid in cash or by exchange of properties (but excluding any consideration paid by the concurrent exchange of Equity Interests or Equity Equivalents of the Borrower or with the proceeds of concurrent any Equity Issuance by the Borrower and whether payable at or prior to the consummation of such Business Acquisition or deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of third party Indebtedness, “earn-outs” and other agreements to make any purchase consideration payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (excluding, for purposes of clarity, payments representing compensation, benefits, retention or other bonuses or non-competes paid to employees, management, former employees, former management or shareholders (who are natural persons) of any Person acquired in a Business Acquisition).

“Actions” means any claim, action, suit, order, subpoena, arbitration, audit, assessment, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12.

“Adjusted Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the sum of (i) the Adjusted Eurodollar Rate for a Eurodollar Loan with a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1.00% and (d) 2.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Adjusted Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Adjusted Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted Eurodollar Rate, respectively.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (y) 1 minus the Eurodollar Statutory Reserve (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venture of such Person and any another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent” means the Administrative Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate LC Exposure” means the aggregate amount of the LC Exposure of all Issuing Banks at such time.

“Agreement” has the meaning specified in the preamble.

“Anti-Terrorism Laws” has the meaning specified in Section 5.22.

“Applicable Commitment Fee Rate” means, with respect to the Revolving Commitments, a percentage per annum equal to 0.50%.

“Applicable Discount” has the meaning specified in Section 2.09(a)(ii)(C)(2).

“Applicable ECF Percentage” has the meaning specified in Section 2.09(c)(ii).

“Applicable Margin” means for purposes of calculating the applicable interest rate for any day for any Loan,

(i) with respect to Revolving Loans, 7.25% per annum in the case of Eurodollar Loans and 6.25% per annum in the case of Base Rate Loans; and

(ii) with respect to Initial Term Loans, 7.25% per annum for Eurodollar Loans and 6.25% per annum for Base Rate Loans.

Notwithstanding the foregoing, (x) the Applicable Margin in respect of any Class of Extended Term Loans or Extended Revolving Loans shall be the applicable percentages per annum set forth in the relevant Extension Notice and (y) the Applicable Margin in respect of any Class of Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant Increase Amendment.

“Applicable Percentage” means, as applicable, (i) with respect to any Term Lender at any time, the percentage of the aggregate Term Commitments or, after termination of the Term Commitments, the outstanding Term Loans, represented by such Lender’s Term Commitment (or outstanding Term Loans, as the case may be) at such time and (ii) with respect to any Revolving Lender at any time, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, in each case and identified as its Applicable Percentage on Schedule 2.01, as such percentage may be (x) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (y) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Prepayment” has the meaning specified in Section 2.09(f).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), assignment, transfer or other disposition of any asset by any Group Company (including any such transaction effected by way of merger or consolidation and including any issuance, sale, transfer or other disposition by any Group Company of Equity Interests of a Subsidiary (other than to the Borrower, any Subsidiary Guarantor or, pursuant to an Investment under Section 7.06(a) not constituting a disposition of assets under Section 7.05(xvii), any other Subsidiary)), excluding (i) any sale or other disposition by way of Casualty or Condemnation and (ii) any Equity Issuance by the Borrower.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor designated by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.09(a)(ii) and that has agreed to act in such capacity; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.05(b)(iii).

“Available Amount” means, as at any date, the sum of, without duplication:

(i)                                     an amount equal to the Cumulative Retained Excess Cash Flow Amount; plus

(ii)                                  100% of the aggregate amount of the Net Cash Proceeds received by the Borrower after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Borrower (which, in any case, is not in respect of an Equity Issuance to, or contribution by, any Subsidiary of the Borrower and is not in respect of Disqualified Capital Stock or applied to an Investment pursuant to Section 7.06(a)(xx) or a Restricted Payment in reliance upon Section 7.07(iv)); minus, without duplication,

(iii)                               the aggregate cumulative amount of Investments made in reliance on Section 7.06(a)(xvii), Restricted Payments made in reliance on Section 7.07(xii) and prepayments made in reliance on Section 7.08(b)(i) during the period commencing on the Closing Date and ending on the date of determination, to the extent financed with the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Base Rate” means, for any day, the “U.S. Prime Lending Rate” published in The Wall Street Journal for such day (the “Prime Rate”); provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Base Rate Loan” means a Loan that bears interest based on the Adjusted Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” means Jefferies Finance LLC in its capacity as bookrunner.

“Borrower” means Teladoc, Inc., a Delaware corporation.

“Borrower Audited Financial Statements” has the meaning specified in Section 4.01.

“Borrower Materials” has the meaning specified in Section 10.02(d).

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.09(a)(ii)(B).

“Borrower Quarterly Financial Statements” has the meaning specified in Section 4.01.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.09(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.09(a)(ii)(D).

“Borrowing” has the meaning specified in Section 1.06.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of all of the Equity Interests (other than Nominal Shares) of, or all or substantially all of the assets or property of, another Person (or any division, unit or line of business or product line of another Person).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Asset” means, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP (as in effect on the date hereof), have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateral” shall have the meaning specified in Section 2.05(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” shall have the meaning specified in Section 2.05(g).  The terms “Cash Collateralization” and “Cash Collateralized” shall have correlative meanings hereto.

“Cash Equivalents” means:

(i)                                     any evidence of debt, including marketable securities, maturing not more than one year from the date of issue, issued or guaranteed by the United States or agency or instrumentality thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(ii)                                  commercial paper, maturing not more than one year from the date of issue, or demand notes issued by any domestic corporation not an Affiliate of the Borrower, in each case (unless issued by a Lender or its holding company) having one of the two highest ratings obtainable from S&P or P-1 by Moody’s;

(iii)                               any certificate of deposit (or time deposits represented by such certificate of deposit), eurodollar time deposit or bankers’ acceptance, maturing not more than one year after such time, or overnight Federal funds transactions with a member of the Federal Reserve System that are issued or sold by a (x) commercial banking institution that is organized under the Laws of the United States, any State thereof or the District of Columbia or (y) any foreign bank or its branches or agencies (fully protected against currency fluctuations) and, in each case having a combined capital and surplus and undivided profits of not less than $500,000,000 and are denominated in U.S. dollars;

(iv)                              any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) which (A) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (B) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(v)                                 obligations of any State of the United States or municipal subdivision or taxing authority thereof, maturing not more than one year from the date of issue and rated at least A-1 by S&P or P-1 by Moody’s; provided that the full faith and credit of such State is pledged in support thereof;

(vi)                              shares of any money market fund that (A) has 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, (B) has net assets in excess of $500,000,000 and (C) is rated at least A-1 by S&P or P-1 by Moody’s;

(vii)                           demand deposit accounts maintained in the Ordinary Course of Business with any commercial banking institution of the stature referred to in clause (iii) above; and

(viii)                        in the case of any Foreign Subsidiary, instruments equivalent to those referred to in clauses (i) through (vii) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States.

“Cash Management Services” means cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, currency conversion, ACH and other electronic funds transfer services and other cash management arrangements in connection with the management or opening of deposit and securities accounts.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty, order or policy, (b) any change in any law, rule, regulation, treaty, order or policy or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Class” has the meaning specified in Section 1.06.

“Closing Date” means July 14, 2017.

“Closing Date Refinancing” means the refinancing in full (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being terminated and released following repayment) of (1) the Borrower’s (i) Amended and Restated Loan and Security Agreement, dated as of May 2, 2014, by and among the Borrower, Teladoc Physicians, P.A., Compile, Inc., Stat Health, LLC and HY Holdings, Inc. (collectively, the “Existing Borrowers”), the lenders from time to time party thereto and Silicon Valley Bank, as the lender and (ii) Senior Secured Facilities Credit Agreement, dated as of July 11, 2016 by and among the Existing Borrowers, Silicon Valley Bank as the lender, and the other lenders and Issuing Banks from time to time party thereto (each as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) and (2) the Target’s (i) Loan and Security Agreement, dated as of November 25, 2013, by and among Best Doctors, Inc., the other parties from time to time party thereto and Silicon Valley Bank, as the bank (as amended, restated, amended and restated, supplemented or otherwise modified), (ii) Master Lease Agreement, dated as of April 7, 2015, by and among Best Doctors, Inc., Rise Health, Inc., the other parties from time to time party thereto and Eastward Fund Management, LLC, as lessor (as amended, restated, amended and restated, supplemented or otherwise modified) and (iii) 5.000% Subordinated Convertible Promissory Notes due August 29, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified (the “Target Subordinated Convertible Notes”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, which includes Mortgaged Property and all other property of whatever kind and nature, which is subject or is purported to be subject to the Liens granted by any of the Collateral Documents.

“Collateral Agent” means Jefferies Finance LLC, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successors or permitted assigns in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, any Mortgages, any Additional Collateral Documents, any additional pledges, security agreements, Patent, Trademark or Copyright filings or mortgages or deeds of trust required to be delivered pursuant to the Loan Documents and any instruments of assignment or control agreements.

“Commitment” means, with respect to each Lender, its Term Commitment, Revolving Commitment, Letter of Credit Commitment, Incremental Term Loan Commitment or Incremental Revolving Commitment, as and to the extent applicable, in each case as set forth on Schedule 2.01, in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, or in the applicable Increase Amendment as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Letter” means that certain commitment letter dated June 19, 2017 among the Borrower, Jefferies Finance LLC and Jefferies Group LLC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 10.02(d).

“Company Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Acquisition Agreement as in effect on the date hereof.

“Competitor” means any competitor of Borrower or any of the Group Companies operating in the same or a related line of business as the Borrower or any Group Company, as disclosed to the Administrative Agent in writing by the Borrower from time to time.

“Competitor Debt Fund Affiliate” means with respect to any Competitor or any Affiliate thereof, any Affiliate thereof that is a debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (i) primarily engaged in making, purchasing, holding or otherwise investing in debt securities, loans and similar extensions of credit in the ordinary course of business for financial investment purposes and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with the relevant Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor or its Affiliates, or the management, control or operation thereof, (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access to any information (other than information that is publicly available) relating to any Group Company and/or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries).

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of the Borrower, appropriately completed and substantially in the form of Exhibit D.

“Condemnation” means any taking or expropriation by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means for any period, without duplication, all expenditures made by the Borrower and its Consolidated Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with any replacement, substitution or restoration of property to the extent financed with the Net Cash Proceeds of Insurance Proceeds and/or cash Condemnation Awards, (ii) interest capitalized during such period, (iii) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for or actually reimbursed by a Person that is not the Borrower or any of its Consolidated Subsidiaries and for which none of the Borrower or any of its Consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to any Person in respect thereof (it being understood that to the extent the Borrower or any Consolidated Subsidiary of the Borrower makes any improvements to any leased property for which such Person is actually reimbursed, such amount shall not constitute Consolidated Capital Expenditures) and (iv) the purchase price of assets (other than cash and Cash Equivalents) that is purchased substantially contemporaneously with the trade in or substantially contemporaneous sale of existing assets (other than cash and Cash Equivalents) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets (other than cash and Cash Equivalents) for the assets (other than cash and Cash Equivalents) being traded in or substantially contemporaneously sold at such time.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid or is payable in cash during such period (without duplication and to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period).

“Consolidated Cash Taxes” means for any period the aggregate amount of all Taxes of the Borrower and its Consolidated Subsidiaries for such period to the extent the same are paid in cash by the Borrower or any Consolidated Subsidiary of the Borrower with respect to such period.

“Consolidated Current Assets” means at any date the consolidated current assets of the Borrower and its Consolidated Subsidiaries determined as of such date, in accordance with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments, and any assets in respect of Swap Obligations.

“Consolidated Current Liabilities” means at any date, without duplication, the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries determined as of such date in accordance with GAAP, excluding (A) the current portion of any Consolidated Indebtedness and accrued interest thereon, (B) accruals for current or deferred Taxes based on income or profits, (C) any revolving loans, swing line loans and letter of credit obligations under any revolving credit facility, (D) the current portion of Capital Lease Obligations, (E) liabilities in respect of unpaid earn-outs and (F) the current portion of any other long-term liabilities.

“Consolidated EBITDA” means for any period the sum of, without duplication:

(i)                                     Consolidated Net Income (or loss) for such period; plus

(ii)                                  the sum of the following, without duplication:

(A)                               Consolidated Tax Expense to the extent deducted in the determination of Consolidated Net Income for such period; plus

(B)                               Consolidated Interest Expense to the extent deducted in the determination of Consolidated Net Income for such period; plus

(C)                               amortization and depreciation deducted in the determination of Consolidated Net Income for such period; plus

(D)                               losses (less, even if it results in a negative number, gains) from Asset Dispositions outside of the Ordinary Course of Business included in the determination of Consolidated Net Income for such period; plus

(E)                                non-cash charges, losses or expenses, including writeoffs and writedowns and stock compensation expenses and non-cash losses relating to the cancellation of Indebtedness, in each case, deducted in the determination of Consolidated Net Income for such period; plus

(F)                                 expenses and fees (including expenses and fees paid to the Administrative Agent, Lenders and Swap Creditors) deducted in the determination of Consolidated Net Income and incurred during such period in connection with the Transactions and in connection with the consummation or administration of, or any amendment, amendment and restatement or waiver of, or other modification to, the Loan Documents after the Closing Date (whether or not successful); plus

(G)                               extraordinary losses (less, even if it results in a negative number, extraordinary gains) deducted (or included) in the determination of Consolidated Net Income during such period, net of related Tax effects; plus

(H)                              expenses deducted in the determination of Consolidated Net Income during such period and covered by indemnification or purchase price adjustments in connection with any Business Acquisition or Permitted Joint Venture or other similar Investment, in each case to the extent actually received in cash during such period or which Borrower, in good faith, reasonably believes will be received in cash within 365 days after the end of such period (it being understood that to the extent not actually received in cash within such 365-day period, such amount shall be deducted in calculating Consolidated Net Income in such period); plus

(I)                                   expenses and fees deducted in the determination of Consolidated Net Income during such period and paid to non-Affiliates and which are incurred in connection with the consummation (or attempted consummation) of any Specified Transaction; plus

(J)                                   losses deducted in the determination of Consolidated Net Income during such period, but for which insurance or indemnity recovery is actually received in cash during such period or which the Borrower, in good faith, reasonably believes will be received in cash within 365 days after the end of such period (it being understood that to the extent not actually received in cash within such 365-day period, such amount shall be deducted in calculating Consolidated Net Income in such period); plus

(K)                               expenses deducted in the determination of Consolidated Net Income during such period and reimbursed by third parties to the extent such reimbursements are actually received in cash during such period or which Borrower, in good faith, reasonably believes will be received in cash within 365 days after the end of such period (it being understood that to the extent not actually received in cash within such 365-day period, such amount shall be deducted in calculating Consolidated Net Income in such period); plus

(L)                                non-cash exchange or translation losses (less, even if it results in a negative number, non-cash exchange or translation gains) deducted (or included) in the determination of Consolidated Net Income during such period and arising from foreign currency hedging transactions or currency fluctuations; plus

(M)                            non-cash deductions or charges (less, even if it results in a negative number, non-cash gains or positive adjustments) to Consolidated Net Income attributable to purchase accounting adjustments made in accordance with GAAP; plus

(N)                               to the extent deducted in the determination of Consolidated Net Income during such period, any non-recurring or unusual charges, costs or expenses, including, without limitation, incurred in connection with integrating the business of the Borrower and the Target or any business acquired in any Business Acquisition permitted hereunder, facility closures, headcount reductions, severance costs, relocation costs, consummated mergers, acquisitions or investments or any disposition not in the Ordinary Course of Business permitted under the Loan Documents, restructuring and similar charges and new product development costs; provided that the aggregate amount that may be added pursuant to this clause (N) in any Test Period, when aggregated with the amounts added pursuant to clause (P) below in such Test Period, shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this clause (N) or clause (P) below); plus

(O)                               to the extent deducted in the determination of Consolidated Net Income during such period, board fees paid to members of the Loan Parties’ Boards of Directors that are independent (within the meaning of rule 5605(a)(2) of the Nasdaq Listing Rules) in an aggregate amount not to exceed $1,000,000 in any such period; plus

(P)                                 the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from the Transactions or any Business Acquisition and projected by the Borrower in good faith to be realized within 18 months after the Closing Date or the date of such Business Acquisition, as the case may be; provided that such changes shall be limited to those that are factually supportable, reasonably identifiable, attributable to such Business Acquisition, as the case may be, consistent with Regulation S-X and supported by an officer’s certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such transaction, net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount that may be added pursuant to this clause (P) in any Test Period, when aggregated with the amounts added pursuant to clause (N) above in such Test Period, shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this clause (P) or clause (N) above); plus

(Q)                               the amount of cash proceeds received by the Borrower or any of its Consolidated Subsidiaries from business interruption insurance and not already included in Consolidated Net Income; plus

(R)                               unrealized non-cash hedging losses on financial derivatives recognized in accordance with Accounting Standards Codification 825 (formerly SFAS No. 133); plus

(S)                                 without duplication, the aggregate amount of cash received during such period in respect of any non-cash gains or income accounted for in a prior period which were subtracted from Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise increase Consolidated Net Income for the current period; minus

(iii)                               without duplication, any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and any cancellation of Indebtedness income and (B) unrealized non-cash hedging gains on financial derivatives recognized in accordance with Accounting Standards Codification 825 (formerly SFAS No. 133); minus

(iv)                              without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus

(v)                                 without duplication, the aggregate amount of non-cash gains or non-cash income included in the determination of Consolidated Net Income for such period, including any cancellation of Indebtedness income.

Notwithstanding the foregoing, Consolidated EBITDA for the applicable quarter end as set forth in the table below shall be deemed to be as follows:

Quarter Ended	Consolidated EBITDA
June 30, 2016	$(14,056,000)
September 30, 2016	$(6,924,000)
December 31, 2016	$(6,922,000)
March 31, 2017	$(6,866,000)

For purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Test Period”) pursuant to any determination of the Total Leverage Ratio or the First Lien Leverage Ratio, if

during such Test Period (or in the case of pro forma calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) any Group Company shall have made one or a series of related Asset Dispositions or a Business Acquisition, Permitted Acquisition or other Investment permitted by Section 7.06(a)(xvii), in each case, made outside of the Ordinary Course of Business, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated First Lien Funded Indebtedness” means at any date, the aggregate outstanding principal amount of all Consolidated Funded Indebtedness that is secured by a Lien on any of the assets of the Borrower or any of its Consolidated Subsidiaries (other than a Lien that is subordinated to the Liens securing the Loans pursuant to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent).

“Consolidated Funded Indebtedness” means at any date, the aggregate outstanding principal amount, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) all Indebtedness of the Borrower and its Consolidated Subsidiaries of the types referred to in clauses (i) (but only in respect of the principal amount thereof), (ii) (but only in respect of the principal amount thereof and excluding, for the avoidance of doubt, surety bonds), (v) and (vi) (but only in respect of the drawn amount thereof) of the definition of “Indebtedness” in this Section 1.01 (giving effect to the proviso to such definition) and (b) without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries of the type referred to in clause (viii) of the definition of “Indebtedness” in this Section 1.01 to the extent that such Guaranty Obligations relate to liabilities under clauses (i), (ii) (but only in respect of the principal amount thereof and excluding, for the avoidance of doubt, surety bonds), (v) and (vi) of the definition of “Indebtedness” (giving effect to the proviso to such definition) but, in each case, excluding, for the avoidance of doubt, any obligations in respect of Cash Management Services (other than any overdrafts incurred in respect of the foregoing) and Swap Obligations.

“Consolidated Indebtedness” means, as of the date of determination, the sum, determined on a consolidated basis without duplication in accordance with GAAP, of all outstanding Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs (included in interest expense) in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Consolidated Subsidiaries), in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than the Borrower or any Consolidated Subsidiary of the Borrower) has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Consolidated Subsidiary of the Borrower in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a

Consolidated Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Consolidated Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro Forma Basis” herein, (iii) solely for purposes of determining the Available Amount, the income of any Consolidated Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of Restricted Payments or similar distributions by that Consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, and (iv) the effects of purchase accounting in respect of the Transactions or any other Business Acquisition.

“Consolidated Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Tax Expense” means, for any period, the Tax expense (including federal, state, local and foreign Taxes measured on capital, income or profits) of the Borrower and its Consolidated Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means all United States and foreign copyrights (including community designs), including, but not limited to, copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Section II(B)(1) of any Loan Party’s Perfection Certificate (as such schedule may be amended, modified or supplemented from time to time by such Loan Party), (ii) all extensions and renewals thereof, (iii) all claims for, and rights to sue for, past, present or future infringements and other violations thereof; (iv) all Proceeds (as defined in the UCC) of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and (v) all other rights corresponding thereto throughout the world.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, equal to the aggregate sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods commencing with the Excess Cash Flow Period ending December 31, 2018 (which for the avoidance of doubt, shall not be less than zero for any single Excess Cash Flow Period).

“Debt Issuance” means the issuance by any Group Company of any Indebtedness other than a borrowing under the Revolving Facility or any other revolving facility.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (ii) become subject to a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Discharge of Senior Finance Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium and fees, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents and (ii) payment in full in cash of all other Senior Credit Obligations under the Loan Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest, premium and fees are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding, but excluding (i) any contingent indemnification obligations for which no claim has been made, (ii) obligations in respect of Letters of Credit that have been cash collateralized or backstopped by letters of credit reasonably satisfactory to the applicable Issuing Lenders or deemed reissued under another agreement reasonably satisfactory to the applicable Issuing Lenders and (iii) Swap Obligations.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.09(a)(ii)(B)(2).

“Discount Range” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.09(a)(ii)(C) substantially in the form of Exhibit K-2.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.09(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.09(a)(ii)(B), Section 2.09(a)(ii)(C) or Section 2.09(a)(ii)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.09(a)(ii)(A).

“Disqualified Capital Stock” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock of the Borrower) or subject to any mandatory repurchase requirement (other than solely for Qualified Capital Stock of the Borrower), pursuant to a sinking fund or otherwise, (B) requires the payment of any dividend or other distribution (other than solely in the form of Qualified Capital Stock of the Borrower) or (C) is convertible into or exchangeable for Indebtedness or Equity Interests described in the foregoing clause (A) or (B), in each case in whole or in part, on or prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of incurrence or issuance thereof and (ii) if such Person is a Subsidiary of the Borrower but not a Subsidiary Guarantor, any Preferred Stock of such Person issued to a Person other than the Borrower or any of its Subsidiaries; provided, however, that (x) any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control, fundamental change or an asset disposition occurring prior to the ninety-first (91st) day after the Latest Maturity Date at the time of incurrence or issuance thereof (other than solely for Qualified Capital Stock of the Borrower) shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to Discharge of Senior Finance Obligations, and (y) an Equity Interest in the Borrower that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock notwithstanding any obligation of the Borrower to repurchase such Equity Interest in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, collectively,

(a) any Competitor and/or any Affiliate of any Competitor (other than a Competitor Debt Fund Affiliate), in each case, that is or has been identified in writing to the Administrative Agent; and

(b) any Affiliate of any Person described in clause (a) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Dollars” and “$” means, lawful money of the United States.

“Domain Names” means all Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia, and “Domestic Subsidiaries” means any two or more of them.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender (limited, in the case of the Revolving Facility, to a Revolving Lender), (ii) an Affiliate of a Lender (limited, in the case of the Revolving Facility, to an Affiliate of a Revolving Lender), (iii) an Approved Fund (limited, in the case of the Revolving Facility, to an Approved Fund of a Revolving Lender), and (iv) any other Person (in each case, other than a natural person or a Disqualified Institution) approved by, (x) in the case of preceding clauses (i) through (iv) inclusive, the Administrative Agent and (y) solely in the case of preceding clause (iv), unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and provided that, if the consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower has received written notice thereof); provided, however, that any assignment in connection with the primary syndication of the Commitments and Loans made by Jefferies Finance LLC and its Affiliates to an Eligible Assignee shall not require the approval of the Borrower and shall be permitted to be made without otherwise complying with Section 10.06(b); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (I) the Borrower or any of the Borrower’s Affiliates, (II) any natural person or (III) any Disqualified Institution.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated, maintained or contributed to by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than any Plans and Multiemployer Plans.

“Environment” means ambient air, indoor air, surface water, groundwater, potable water, navigable water, wetlands, sediments, land, subsurface strata, any other environmental medium and natural resources including wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all federal, state, provincial, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, Environmental Permits or governmental restrictions relating to pollution, human health, safety or the Environment, including those relating to the generation, use, transportation, distribution, storage, treatment, disposal, presence, Release or threat of Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), related in any way to any Group Company resulting from, arising under or related to (i) any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the Release, presence or threatened Release of any Hazardous Material or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Equivalents” means, with respect to any Person, any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event, but excluding any debt securities convertible into, or exchangeable for, such Equity Interests.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into, or exchangeable for, such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary of the Borrower of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness other than, in each case, Disqualified Capital Stock) and (ii) the receipt by the Borrower or any of its Subsidiaries of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of the Borrower or any of its Subsidiaries, from any Person other than the Borrower or a Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i)                                     a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)                                  the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)                               the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412 of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan (or, after the effective date of the Pension Protection Act of 2006 (the “PPA”), Section 302(c) of ERISA), the failure to make by its due date a required installment under Section 412(m) of the Code (or, after the effective date of the PPA, Section 430(j) of the Code) with respect to any Plan;

(iv)                              the incurrence of any material liability by a Group Company or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate pursuant to Title IV of ERISA, Section 303(k) or ERISA or Section 430 of the Code;

(v)                                 the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi)                              the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii)                           the imposition of material liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; and

(viii)                        the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against a Group Company or, with respect to a Plan subject to Title IV of ERISA, an ERISA Affiliate, in connection with any Plan.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period therefor,

(i)                                     the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the rate determined by the Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or, if such LIBOR Screen Rate is not available for the Interest Period of that Loan, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period), determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero,  the Eurodollar Rate will be deemed to be zero; or

(ii)                                  if the rates referenced in the preceding clause (i) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery of the first day of such Interest Period. “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Statutory Reserves” means, for any day during any Interest Period for any Borrowing of Eurodollar Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings of Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any Excess Cash Flow Period, the sum, without duplication, of:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated EBITDA for such Excess Cash Flow Period;

(ii)                                  cash items of income actually received by the Borrower or any of its Consolidated Subsidiaries during such Excess Cash Flow Period not included in calculating Consolidated EBITDA; and

(iii)                               the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; minus

(b)                                 the sum, without duplication, of:

(i)                                     Consolidated Cash Taxes paid or payable by the Borrower and its Consolidated Subsidiaries with respect to such Excess Cash Flow Period;

(ii)                                  the sum of (A) Consolidated Cash Interest Expense paid or payable by the Borrower and its Consolidated Subsidiaries with respect to such Excess Cash Flow Period plus any premium paid by the Borrower and its Consolidated Subsidiaries in connection with any voluntary prepayments of Indebtedness during such Excess Cash Flow Period to the extent funded with internally generated cash flows, Equity Issuance, Asset Disposition or

Casualty Event, and (B) scheduled principal amortization of all Indebtedness for such period (including, without limitation, the implied principal component of scheduled payments made in respect of permitted Capital Lease Obligations);

(iii)                               amounts actually paid and applied to mandatory permanent repayments and prepayments of Indebtedness, other than the Loans, made by the Borrower and its Consolidated Subsidiaries during such Excess Cash Flow Period but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn and such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are not funded with proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event;

(iv)                              the sum of (A) Consolidated Capital Expenditures made by the Borrower and its Consolidated Subsidiaries in cash during such Excess Cash Flow Period to the extent funded with internally generated cash flows, Equity Issuance, Asset Disposition or Casualty Event and (B) cash consideration, including cash Acquisition Consideration, paid during such Excess Cash Flow Period to make Permitted Acquisitions or other Investments permitted by Section 7.06(a)(v), (xvi) and (xxiii), in each case to the extent funded with internally generated cash flows and not made in reliance on the Available Amount;

(v)                                 the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(vi)                              cash items of expense (including losses) during such Excess Cash Flow Period (A) not deducted in calculating Consolidated EBITDA or (B) added back to Consolidated Net Income in calculating Consolidated EBITDA, including, without limitation, the items described in clauses (D), (F), (G), (H), (I), and (N) of clause (ii) of the definition of Consolidated EBITDA;

(vii)                           the amount of any non-cash gain included in Consolidated EBITDA for such Excess Cash Flow Period recognized as a result of any Asset Dispositions;

(viii)                        cash payments by the Borrower and its Consolidated Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Consolidated Subsidiaries (other than obligations described in clause (iv)(B) above or Indebtedness) to the extent such payments are not expensed during any Excess Cash Flow Period or are not deducted in calculating Consolidated EBITDA;

(ix)                              the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to clause (iii) or (v) of Section 7.07 to the extent funded with amounts other than the proceeds of any Debt Issuance, Equity Issuance, Asset Disposition or Casualty Event;

(x)                                 the aggregate amount of expenditures actually made by the Borrower and its Consolidated Subsidiaries from internally generated cash flow of the Borrower and its Consolidated Subsidiaries during such Excess Cash Flow Period to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in calculating Consolidated EBITDA;

(xi)                              the aggregate amounts added to Consolidated Net Income pursuant to clause (P) of the definition of Consolidated EBITDA for such Excess Cash Flow Period; and

(xii)                           without duplication of amounts deducted from Excess Cash Flow in prior periods, and at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Consolidated Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during the Excess Cash Flow Period relating to Business Acquisitions (including, in each case, earnouts, “milestone” payments or similar amounts), Permitted Joint Ventures or other Investments permitted by Sections 7.06(a)(v), (xvi) and (xxiii), Consolidated Capital Expenditures or acquisitions or licenses of intellectual property to be consummated or made during the period of four (4) consecutive fiscal quarters of the Borrower following such Excess Cash Flow Period, in each case, to the extent intended to be financed with internally generated cash flow, provided that, to the extent the aggregate amount of internally generated cash flow utilized to finance such Business Acquisitions, Permitted Joint Ventures or other Investments permitted by Sections 7.06(a)(v), (xvi) and (xxiii), Consolidated Capital Expenditures or acquisitions or licenses of intellectual property during such period of four (4) consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four (4) consecutive fiscal quarters.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with its fiscal year ending December 31, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Foreign Subsidiary that is (i) a CFC, (ii) a CFC Holdco or (iii) a Subsidiary of a CFC, (c) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC, or (ii) a Subsidiary that has no material assets other than Equity Interests or indebtedness of one or more CFCs (each such Subsidiary a “CFC Holdco”), (d) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a guaranty (in each case, only so long as such restriction remains in effect), or if such guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization (but only so long as such consent, approval, license, or authorization is not received or same remains in effect), (e) any Foreign Subsidiary for which the providing of a guaranty could reasonably be expected to result in a violation, or breach of, or conflict with, fiduciary duties of the directors, officers and managers of such Foreign Subsidiary, (f) any Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to secured Indebtedness permitted to be assumed pursuant to the Loan Documents (and not incurred in contemplation of such Permitted Acquisition or Investment) and any Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent, and so long as, such Indebtedness prohibits such Subsidiary from becoming a Subsidiary Guarantor, (g) any not-for-profit Subsidiary, (h) any Subsidiary that is a captive insurance company, (i) each Immaterial Subsidiary (other than any Immaterial Subsidiary that has executed and delivered the Guaranty), (j) [reserved] and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost (including any material adverse tax consequences) of providing the guaranty shall outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” means, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it or branch profit Taxes, in each case, (A) imposed as a result of such recipient being organized under the Laws of or having its principal office in such jurisdiction or, in the case of any Lender, such Lender having its Lending Office in such jurisdiction (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) other than with respect to an assignee pursuant to a request by the Borrower under Section 10.13 or Section 3.07(b), any U.S. federal withholding Tax that is imposed on amounts payable to any Lender pursuant to any law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 3.01 but such Lender shall only be entitled to such additional amount that such Lender (or its assignor, if any) was entitled to under Section 3.01 immediately before such Lender became a party to this Agreement or designated a new Lending Office, (iii) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) and (iv) any Tax imposed pursuant to FATCA.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Existing Revolving Commitment Class” has the meaning specified in Section 2.16(a).

“Existing Revolving Loans” has the meaning specified in Section 2.16(a).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.16(a).

“Extended Revolving Facility” means any revolving credit facility established pursuant to Section 2.16.

“Extended Revolving Loans” means the loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loan Commitments” means commitments to make Extended Term Loans pursuant to any applicable Extension Amendment.

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning specified in Section 2.16(a).

“Extension Amendment” has the meaning specified in Section 2.16(a).

“Extension Date” has the meaning specified in Section 2.16(b).

“Extension Notice” has the meaning specified in Section 2.16(a).

“Extension Series” means all Extended Term Loans and Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule as applicable.

“Failed Loan” has the meaning specified in Section 2.03(c).

“Facility” means any Term Loan and/or Revolving Facility, as applicable.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version of such Sections that is substantially comparable to such Sections and is not materially more onerous to comply with, any regulations with respect thereto or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any applicable intergovernmental agreements with respect to the implementation of the foregoing, and any fiscal or regulatory legislation, rules, practices or official interpretations thereof.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated June 19, 2017 between the Borrower, Jefferies Finance LLC and Jefferies Group LLC.

“Finance Document” means (i) each Loan Document and (ii) each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted hereunder, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations and (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing to any Swap Creditor; provided that Finance Obligations consisting of obligations of any Loan Party arising under an Swap Agreement shall exclude all Excluded Swap Obligations.

“Finance Party” means each Lender, each Swap Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“First Lien Leverage Ratio” means on any date the ratio of (i)(x) Consolidated First Lien Funded Indebtedness minus (y) the amount of domestic Unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Subsidiaries that are held in deposit accounts subject to control agreements in favor of the Collateral Agent (it being understood that such amounts may be included in this clause (y) if not in a deposit account subject to such control agreement on or prior to the date such control agreements are required to be executed and delivered in accordance with Section 6.16) to (ii) Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such date for which financial statements have been delivered or are required to have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b).

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s pro rata share of the LC Outstandings other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied on a basis consistent with the Borrower Audited Financial Statements (but otherwise subject to Section 1.03).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans of the same Class consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Group Company” means any of the Borrower and the Borrower’s Subsidiaries (regardless of whether or not such Subsidiaries are consolidated with the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guaranty” means the Guaranty, substantially in the form of Exhibit E, by the Subsidiary Guarantors in favor of the Administrative Agent.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the Ordinary Course of Business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other credit support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements, performance guaranties or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all materials, chemicals, substances, wastes, including medical wastes, pollutants, contaminants, compounds, mixtures and constituents in any form regulated, designated or classified pursuant to, or which can give rise to liability under, any Environmental Law, including petroleum, petroleum products, petroleum breakdown products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radioactive materials, and radon gas.

“Honor Date” has the meaning set forth in Section 2.05(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 2.09(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Immaterial Subsidiary” means a Subsidiary that is not a Material Subsidiary.

“Increase Amendment” has the meaning set forth in Section 2.15(c).

“Increase Effective Date” has the meaning set forth in Section 2.15(a).

“Incremental Facility” means a facility consisting of loans or commitments under Section 2.15.

“Incremental Loans” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment Percentage” means, for each Lender, the percentage of the aggregate Incremental Revolving Commitments represented by such Lender’s Incremental Revolving Commitment at such time and identified as its Incremental Revolving Commitment Percentage on Schedule 1.01 to any Increase Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Revolving Loans” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitment Percentage” means, for each Lender, the percentage of the aggregate Incremental Term Loan Commitments represented by such Lender’s Incremental Term Loan Commitment at such time and identified as its Incremental Term Loan Commitment Percentage on Schedule 1.01 to any Increase Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Total Cap” means (x) $50,000,000 less the aggregate principal amount of all Incremental Facilities incurred or issued pursuant to Section 2.15 in reliance on this clause (x) plus (y) an additional unlimited amount so long as the First Lien Leverage Ratio, determined on a Pro Forma Basis for the most recently ended Test Period (subject to Section 1.03(c)), does not exceed 4.00:1.00 (excluding, for purposes of such calculation, Incremental Loan proceeds from any Unrestricted Cash and Cash Equivalents permitted to be netted in the calculation of such ratio).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)                         all obligations of such Person for borrowed money;

(ii)                      all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)                   all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business);

(iv)                  all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the Ordinary Course of Business);

(v)                     (x) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations, Sale/Leaseback Transactions and Synthetic Lease Obligations and (y) Purchase Money Indebtedness (in each case, regardless of whether accounted for as indebtedness under GAAP);

(vi)                  all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, letter of guaranty, bankers’ acceptance, surety bond, performance bond or similar instrument;

(vii)               all obligations of the types specified in clauses (i) through (vi) above of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (vii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien;

(viii)            all Guaranty Obligations of such Person;

(ix)                  all Disqualified Capital Stock of such Person; and

(x)                     the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor;

provided that (i) Indebtedness shall not include (A) deferred compensation arrangements or any deferred obligations incurred under ERISA, (B) earn-out obligations until such obligation appears in the liabilities section of the balance sheet of such Person, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions or other Business Acquisitions permitted under Section 7.06, (D) obligations under any Swap Agreement, (E) deemed Indebtedness pursuant to Accounting Standards Codification 825 or 480 (formerly SFAS Nos. 133 or 150, respectively), (F) installment payments or the deferred purchase price of property or services to the extent payable at the option of such Person in Qualified Capital Stock of the Borrower or (G) any obligations to pay any additional purchase price in the form of a working capital adjustment or similar adjustment in respect of any Business Acquisition, and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of the balance thereof and the fair market value of any assets of such Person securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term Commitment” means, with respect to any Lender, the commitment of such Lender to make an Initial Term Loan on the Closing Date in a principal amount equal to such Lender’s Applicable Percentage of the Initial Term Committed Amount.

“Initial Term Committed Amount” means $175,000,000.

“Initial Term Lender” means each Lender identified on Schedule 2.01 as having an Initial Term Commitment hereunder and each Eligible Assignee which shall have acquired or shall acquire an Initial Term Loan pursuant to Section 10.06(b).

“Initial Term Loan” means each term loan made by the Initial Term Lenders to the Borrower on the Closing Date pursuant to Section 2.01.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to the Borrower or any Subsidiary of the Borrower, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or any Subsidiary of the Borrower or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of the Borrower or any Subsidiary of the Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than transactions permitted by Section 7.04), or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or any Subsidiary of the Borrower.

“Insurance Proceeds” means all property or casualty insurance proceeds (excluding, for the purposes of clarity, business interruption insurance proceeds and workers compensation insurance), damages and awards, in each case with respect to any Casualty.

“Intellectual Property” means all Copyrights, Patents and Trademarks, as well as any right, title and interest in or to Trade Secrets and Domain Names.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(viii), substantially in the form of Exhibit H.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December, commencing September 30, 2017, and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three (3) months, then also the respective dates that fall every three (3) months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one (1), two (2), three (3) or six (6) months (or, to the extent agreed to by all applicable Lenders, twelve (12) months or periods shorter than one (1) month) thereafter, as the Borrower may elect in the applicable notice; provided that:

(i)                                     any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)                               if so provided in a written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one (1) month may be selected at any time when an Event of Default is then in existence; and

(iv)                              no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of (x) all or substantially all of the assets or property (or a division, segment, line of business, product (whether by exclusive license or otherwise) or exclusive license) of such Person or (y) any Equity Interests, Equity Equivalents, Disqualified Capital Stock, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits or other extensions of credit made in the Ordinary Course of Business) or (iii) any other capital contribution to such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person. For the purposes of Article VII, the outstanding amount of any Investment by any Person in another Person shall be calculated as (i) the initial amount of such Investment (including the fair market value of all property transferred by such Person as part of such Investment) minus (ii) the sum of (A) all returns of principal or capital thereof received by the investing Person on or prior to such time (including returns of principal or capital in the form of cash dividends, cash distributions and cash repayments of Indebtedness) and (B) all liabilities of the investing Person constituting all or a part of the initial amount of such Investment expressly transferred prior to such time in connection with the sale or disposition of such Investment, but only to the extent the investing Person is fully released of such liabilities by such transfer.

“Issuing Bank” shall mean, as the context may require, each of (a) Jefferies Finance LLC and (b) any Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).  Jefferies Finance LLC may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents.  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Judgment Currency” has the meaning specified in Section 10.18(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 10.18(a).

“Junior Financing” means (i) any Subordinated Indebtedness of any Group Company, (ii) any Indebtedness of any Group Company secured by a Lien junior to the Liens of the Collateral Documents, and (iii) any Indebtedness incurred by any Group Company pursuant to Sections 7.01(xvi) and 7.01(xvii).

“Latest Maturity Date” means, at any date of incurrence of any Indebtedness, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Loan, any Extended Term Loan, Revolving

Commitment, any Extended Revolving Commitment, any Incremental Revolving Commitment, or any applicable Commitment in respect thereof, in each case then outstanding and as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of, or agreements with, any Governmental Authority.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Borrowing.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, for any Issuing Bank at any time, the LC Outstandings with respect to all Letters of Credit issued by such Issuing Bank at such time.

“LC Fee” means any of the fees payable pursuant to Section 2.05(h) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any Issuing Bank for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto.

“LC Obligor” means, with respect to each LC Issuance, the Borrower, or any Group Company for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unreimbursed Amounts with respect to Letters of Credit.

“LC Request” means a letter of credit request substantially in the form of Exhibit A-3.

“LC Sublimit” means $5,000,000.

“LCT Election” means the Borrower’s election to exercise its option to calculate compliance with either the Total Leverage Ratio or the First Lien Leverage Ratio in connection with a Limited Condition Transaction on an LCT Test Date.

“LCT Test Date” means the date of determination of whether any action being taken in connection with a Limited Condition Transaction is permitted hereunder, which shall be, unless otherwise set forth herein, deemed to be the date that the definitive binding agreement for such Limited Condition Transaction is entered into by the parties thereto.

“Lead Arranger” means Jefferies Finance LLC, in its capacity as lead arranger, or any successor lead arranger.

“Lender” means each Initial Term Lender, each Revolving Lender and each other Person having a Commitment or holding a Loan hereunder, and each Eligible Assignee which shall have acquired or shall acquire a Loan or Commitment pursuant to Section 10.06(b).

“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Letter of Credit” means any standby letter of credit issued by any Issuing Bank under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 (or, with respect to any Person that becomes an Issuing Bank after the Closing Date in accordance with Section 2.05(k), in a writing delivered by such Issuing Bank to the Administrative Agent).

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing). Solely for the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease does not constitute a Lien solely on account of being filed in a public office.

“Limited Condition Transaction” means any Permitted Acquisition or other similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Liquidity” means, on any date of determination, the sum (without duplication) of (x) Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries and (y) the aggregate amount of undrawn commitments under the Revolving Facility or any Incremental Revolving Commitments.

“Loan” means any Revolving Loan or Term Loan; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, any Increase Amendment, and each Accession Agreement, collectively, in each case as the same may be amended, modified or supplemented from time to time.

“Loan Party” means the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, results of operations, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders thereunder or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 5% of the consolidated tangible assets of the Borrower and its Consolidated Subsidiaries or 5% of the consolidated revenues of the Borrower and its Consolidated Subsidiaries; provided that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5% of the consolidated tangible assets of the Borrower and its Consolidated Subsidiaries or 5% of the consolidated revenues of the Borrower and its Consolidated Subsidiaries as of the end of and for the most recently completed fiscal year of the Borrower, then one or more of such Subsidiaries as designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess).

“Maturity Date” means (a) for Incremental Term Loans and Incremental Revolving Loans, the maturity date specified therefor in the applicable Increase Amendment, (b) for Extended Term Loans and Extended Revolving Commitments of any Class, the extended maturity date for such Class effected pursuant to Section 2.16 or pursuant to a loan modification offer under Section 10.01, (c) for Initial Term Loans, the fifth anniversary of the Closing Date, and (d) for Revolving Commitments, the third anniversary of the Closing Date; provided that if any date that would be the Maturity Date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, deed to secure debt, or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable law or as shall be customary under applicable law.

“Mortgaged Property” means each owned Real Property located in the United States, if any, which shall be subject to a Mortgage required to be delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Group Company or any ERISA Affiliate makes or is obligated to make contributions, or has any liability, contingent or otherwise.

“National Flood Insurance Program” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and

the Flood Insurance Reform Act of 2004, each as amended from time to time, and as now or hereafter in effect or any successor statute thereto.

“Net Cash Proceeds” means:

(i)            with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor entered into in the Ordinary Course of Business (as determined by the Borrower acting in good faith)), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received in cash), less (B) the sum of (1) the amount, if any, of all Taxes and customary fees, legal fees, accounting fees, advisory fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or any Affiliate of any Group Company except for those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arm’s length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in calculating the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) or purchase price adjustment associated with such Asset Disposition, Casualty or Condemnation (provided that, to the extent and at the time any such amounts are released from such reserve and received by the Borrower or any of its Subsidiaries, such amounts shall be excluded from this clause (B) and shall constitute Net Cash Proceeds), (3) if applicable, the principal amount of any Indebtedness secured by a Permitted Lien on the assets subject to such Asset Disposition (other than Indebtedness under the Loan Documents) that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation, (4) reasonable and customary funded escrows for indemnification obligations attributable to the seller’s indemnities and representations and warranties to the purchaser in any such sale (provided that upon release of any such escrowed funds to a Group Company, such proceeds shall be excluded from this clause (B) and shall constitute Net Cash Proceeds) and (5) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii)           with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds received by any Group Company in respect of such Equity Issuance or Debt Issuance, as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, accounting fees, advisory fees, consulting fees, accounting fees and other customary fees and expenses and Taxes directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company except for those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arm’s length transaction with an independent, unrelated third party).

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Nominal Shares” means director’s qualifying shares to the extent such issuances are required by applicable Laws and nominal amounts of shares required by applicable Law to be held by local nationals.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.09 and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Non-Extension Notice Date” has the meaning set forth in Section 2.05(b)(iii).

“Note” means a Revolving Facility Note or a Term Note, as applicable.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07.

“Obligation Currency” has the meaning specified in Section 10.18(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Amount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Offered Discount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Officer’s Certificate” means a certificate executed by a Responsible Officer or secretary of the applicable Loan Party, each in his or her official (and not individual) capacity.

“OID” means original issue discount.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Ordinary Course of Business” means, with respect to any action taken by any Group Company (or any predecessor in interest thereof), an action taken by such Person that is taken in the ordinary course of, and within the customary scope of, the regular operations of the Group Companies.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non- United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning specified in Section 2.09(a)(ii)(C)(2).

“Patents” means all United States and foreign patents and patent applications, including, without limitation, the patents and patent applications referred to in Section II(B)(2) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party), and, with respect to any and all of the foregoing: (i) all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof; (ii) all claims for, and rights to sue for, past, present or future infringements and other violations thereof; (iii) all Proceeds (as defined in the UCC) of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or other violations thereof; and (iv) all other rights corresponding thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G-3, completed with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permitted Acquisition” means a Business Acquisition; provided that:

(i)            the Equity Interests or property or assets acquired in such Business Acquisition relate to the business in which the Borrower and its Subsidiaries are engaged on the Closing Date (after giving effect to the Transactions) or other businesses reasonably related thereto and any similar, complementary or related businesses;

(ii)           within 30 days after (or such later date as may be agreed to by the Administrative Agent in its sole discretion) the date of the consummation of such Business Acquisition, each applicable Loan Party and the acquired entity and its Subsidiaries shall have complied with Section 6.12 to the extent applicable;

(iii)          in the case of a Business Acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the Board of Directors of such other Person shall have duly approved such Business Acquisition and (B) the Equity Interests acquired shall constitute all of the total Equity Interests (other than Nominal Shares) of the issuer thereof;

(iv)          (x) (i) in the case of a Business Acquisition that constitutes a Limited Condition Transaction, immediately prior to and after the time of the execution and delivery of the binding agreement pursuant to which such Business Acquisition is to be consummated, no Default or Event of

Default shall have occurred and be continuing or (ii) in the case of any other Business Acquisition, immediately prior to and after giving effect to the consummation of the Business Acquisition, no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Borrower demonstrating that, upon giving effect to such Business Acquisition on a Pro Forma Basis, the Borrower and its Consolidated Subsidiaries are in compliance with the financial covenants contained in Section 7.15 as of (and with respect to Section 7.15(a) only, as of the last day of the most recent period of four (4) consecutive fiscal quarters of the Borrower at the end of which financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) or (b) which precedes or ends on the date) (I) in the case of a Business Acquisition that constitutes a Limited Condition Transaction, the execution and delivery of the binding agreement pursuant to which such Business Acquisition is to be consummated by the parties thereto or (II) in the case of any other Business Acquisition, the date on which such Business Acquisition is consummated; and

(v)           other than with respect to assets or Persons acquired in Permitted Acquisitions with respect to which the aggregate amount of Acquisition Consideration (or allocated share of the aggregate Acquisition Consideration), in each case as notified to the Administrative Agent in writing, when aggregated with the amount of any Investments made pursuant to Section 7.06(a)(xvii) that constitute (x) the acquisition of Equity Interests in any Person that is or becomes a Subsidiary but is not (and does not become) a Subsidiary Guarantor and/or (y) the Investment in any Subsidiary that is not a Loan Party, since the Closing Date does not exceed $10,000,000 in the aggregate, the Person acquired in such Business Acquisition shall upon the consummation thereof become a Subsidiary Guarantor and the assets acquired in such Business Acquisition shall be pledged as Collateral in accordance with Section 6.12.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement or extension (together, a “Refinancing”) of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, amended, refinanced, refunded, renewed, replaced or extended except by an amount equal to any interest accrued and unpaid thereon, any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, amendment, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) other than with respect to a Permitted Refinancing in respect of the Indebtedness permitted under Section 7.01(iii), such modification, amendment, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, amended, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, amended, refinanced, refunded, renewed or extended is subordinated in right of payment to the Senior Credit Obligations or the Liens securing the Indebtedness being modified, amended, refinanced, refunded, renewed or extended are subordinated to the Liens of the Collateral Documents, such modification, amendment, refinancing, refunding, renewal or extension is subordinated in right of payment to the Senior Credit Obligations or the Liens of such Indebtedness are subordinated to the Liens of the Collateral Documents, as applicable, (x) on subordination terms consistent with the then prevailing market terms for subordination of comparable Liens or Indebtedness (as applicable) or then prevailing market terms for subordinated high-yield Indebtedness or second lien Indebtedness (as applicable), or otherwise as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, amended, refinanced, refunded, renewed or extended or (y) on subordination terms reasonably satisfactory to the Administrative Agent, (iv) if such Indebtedness being modified, amended, refinanced, refunded, renewed or extended is Indebtedness permitted under Section 7.01(i), the terms and conditions (including, if applicable, as to collateral, but excluding fees, premiums and pricing and, in the case of any Indebtedness convertible into Equity Interests, the terms of such conversion) of any such modified, amended, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Borrower and its Subsidiaries or more favorable to the lenders thereof than the terms and conditions of the Indebtedness being modified, amended, refinanced, refunded, renewed or extended in light of then current market conditions, (v) such modification, amendment, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, amended, refinanced, refunded, renewed or extended, (vi) if the Indebtedness being modified, amended, refinanced, refunded, renewed or extended (i) is unsecured, such modification, amendment, refinancing, refunding, renewal or extension is unsecured and (ii) is secured, such modification, amendment, refinancing, refunding, renewal or extension shall be secured only by the collateral securing such refinanced Indebtedness and only on the same basis as the security of the Indebtedness being modified, amended, refinanced, refunded, renewed or extended (provided that refinancings of equipment provided by any lender may be cross-collateralized to other financings of equipment provided by such lender) and (vii) other than with respect to a Permitted Refinancing in respect of the Indebtedness permitted under Section 7.01(iii), no Default or Event of Default shall have occurred and be continuing at the time thereof or no Default or Event of Default would result from any such modification, refinancing, refunding, renewal or extension.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, other than a Multiemployer Plan, that is maintained by, contributed by or required to be contributed by any Group Company or any ERISA Affiliate, or with respect to which any Group Company or any ERISA Affiliate has any current or contingent obligation or liability.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit G-2, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Collateral” means the “Collateral” as defined in the Pledge Agreement.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Principal Amortization Payment” means a scheduled principal payment on the Term Loans pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means (i) the last Business Day of each calendar quarter, commencing with December 31, 2017 and (ii) the Maturity Date for the Term Loans.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Business Acquisition or other Investment or prepayment or incurrence of Indebtedness and, in each case, payment of consideration therefor) shall be deemed to have occurred (i) as of the first day of the most recent period of four (4) consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction (or, if such calculation is being made with respect to any provision other than Section 7.15, as of the final day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.01(a) or (b) and, if such calculation is made with respect to any provision other than Section 7.15 prior to the first delivery of such financial statements following the Closing Date, as of the first day of the period of four (4) consecutive fiscal quarters ending on June 30, 2017) and (ii) solely with respect to any determination under Section 7.15(b) required to be made on a “Pro Forma Basis”, on the date on which such transaction occurs. In connection with any calculation of the financial covenants set forth in Section 7.15, the First Lien Leverage Ratio or the Total Leverage Ratio or elsewhere, in each case upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred or repaid by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four (4)-fiscal-quarter period) shall be deemed to have been incurred or repaid as the case may be as of the first day of the relevant four (4)-fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed and (iv) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four (4)-fiscal-quarter period.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(j).

“Pro Rata Share” has the meaning specified in Section 8.04(b).

“Public Lender” has the meaning specified in Section 10.02(d).

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used or useful in the business of the Borrower or such Subsidiary.

“Purchase Price” has the meaning specified in Section 4.01(p).

“Qualified Capital Stock” means, with respect to any Group Company, Equity Interests or Equity Equivalents of such Group Company that are not Indebtedness or Disqualified Capital Stock.

“Qualifying Lender” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Real Property” means, with respect to any Person, all of the right, title and interest (including any leasehold estate) of such Person in and to any and all parcels of or interests in real property owned in fee or leased by such Person, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recurring Revenue” means, for any period of determination, the difference of (a) the Borrower’s revenue determined in accordance with GAAP attributable to services, software licenses and any other recurring services offered by the Borrower on a direct basis provided pursuant to binding, written agreements which arise in the Ordinary Course of Business and are payable on a monthly, quarterly or annual basis, that in each case is or may be due and owing from Account Debtors deemed acceptable to the Administrative Agent in its sole discretion minus (b) any discounts, credits, reserves for bad debt and other customer adjustments or other offsets; provided that the Administrative Agent reserves the right at any time and from time to time to exclude and/or remove any Account, or portion thereof, from the definition of Recurring Revenue, in its reasonable discretion, in each case for such period.

“Recurring Revenue Growth” means, for any fiscal quarter, (a) (i) Recurring Revenue for such fiscal quarter of the Borrower for a particular calendar year (the “Specified Fiscal Quarter”) multiplied by four (4) divided by (b) Recurring Revenue for the immediately preceding fiscal quarter ended one year prior to the Specified Fiscal Quarter multiplied by four (4).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Net Cash Proceeds of Insurance Proceeds, any Condemnation Award or any Asset Disposition in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall be reinvested (or be subject to a binding commitment for any such reinvestment) within 545 days after receipt thereof by a Group Company in assets useful in the business of the Borrower and its Subsidiaries, in connection with Permitted Acquisitions, Investments permitted hereunder, or as consideration under license arrangements; provided that, if any such Net Cash Proceeds are not actually so reinvested within 545 days of such receipt (or 365 days of receipt if not so committed on or prior to such 365th day), such unreinvested portion shall no longer constitute Reinvestment Funds and shall be applied on the last day of such period as a mandatory prepayment as provided in Section 2.09(c)(iii).

“Rejected Amount” has the meaning specified in Section 2.09(f).

“Rejection Deadline” has the meaning specified in Section 2.09(f).

“Rejection Notice” has the meaning specified in Section 2.09(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and  the  partners, trustees, successors, directors, officers, employees, advisors, agents, representatives and assigns of such Person and of such Person’s Affiliates.

“Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping, emptying, seeping, placing, migration and the like into or through the Environment or within, upon, or from any building, structure, facility or fixture, or otherwise entering the Environment.

“Repayment Dates” has the meaning specified in the definition of “Subordinated Notes Repayment”.

“Representative” has the meaning specified in Section 10.07.

“Required Lenders” means, a means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate outstanding amount of all Loans and LC Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Outstandings being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Term Commitment and unused Revolving Commitments of, and the portion of the aggregate outstanding amount of Loans and LC Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the sum of the (a) aggregate outstanding amount of all Revolving Loans and all LC Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Outstandings being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that such unused Revolving Commitment and the portion of the aggregate outstanding amount of all Revolving Loans and all LC Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Reserve Regulations” has the meaning specified in the definition of “Eurodollar Statutory Reserves”.

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of a single Type by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from conversions or continuations on a given date), having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement as such Lender’s “Revolving Commitment,” as such commitment may be reduced from time to time pursuant to Section 2.10(c), or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 10.06.  For the avoidance of doubt, “Revolving Commitment” shall also include any Incremental Revolving Commitment or Extended Revolving Commitment of any Class or tranche.  The aggregate initial Revolving Commitments of all Revolving Lenders shall be $10,000,000 on the Closing Date.

“Revolving Facility” means the credit facility established under Section 2.01(b) pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.15 and extended pursuant to Section 2.16 or pursuant to a loan modification offer under Section 10.01.  For the avoidance of doubt, “Revolving Facility” shall also include any credit Facility established pursuant to any Incremental Revolving Commitment, Extended Revolving Commitment or Extended Revolving Facility, in each case, of any Class or tranche.

“Revolving Facility Exposure” means, for any Lender at any time, (x) the principal amount of Revolving Loans made by such Lender and outstanding at such time plus (y) such Lender’s pro rata share of LC Outstandings at such time (with the aggregate amount of each Lender’s risk participation at such time).

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit B-2 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment subject to adjustment as provided in Section 2.18; provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.01(b) and, for the avoidance of doubt, shall also include each Incremental Revolving Loan and each Extended Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or any of its Subsidiaries of any property, whether owned by the Borrower or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with which any Lender is prohibited or restricted from dealing or otherwise engaging in any transaction by any Sanctions, including:  (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, Canada, or any other relevant Sanctions authority, (b) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (c) any Person located, organized or resident in a Sanctioned Country, or (d) any Person owned or controlled by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, Canada, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)                                     all principal of, and premium and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on, any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)                                  all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)                               all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral;

(iv)                              all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) or under any other similar provision of any other Loan Document; and

(v)                                 in the case of the Borrower and each Subsidiary Guarantor, all amounts now or hereafter payable by the Borrower or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

provided that Senior Credit Obligations consisting of obligations of any Loan Party arising under a Swap Agreement shall exclude all Excluded Swap Obligations.

“Senior Credit Party” means each Lender, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Solicited Discount Proration” has the meaning specified in Section 2.09(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit K-4.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit K-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(D)(1).

“Solvent” means, with respect to any Person or any group of Persons taken together on a consolidated basis as of a particular date, that on such date (i) the fair value of the assets of such Person or group will exceed its consolidated debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person or group will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person or group will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and (iv) such Person or group will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise). In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or such Affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“Specified Discount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.09(a)(ii)(B) substantially in the form of Exhibit K-6.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit K-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Proration” has the meaning specified in Section 2.09(a)(ii)(B)(3).

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(i) and 5.01(ii)(B) (in each case in respect of the Borrower and the Guarantors only), 5.02(i), 5.02(ii)(A), 5.04, 5.13, 5.18, 5.19(a), 5.22(a)(i) and, as it relates to the use of proceeds of the Loans, 5.22(a)(ii) and 5.22(b).

“Specified Transaction” means (i) any Business Acquisition, other Investment, Restricted Payment, payment pursuant to Section 7.08(b), or other prepayment of Indebtedness, or Asset Dispositions, in each case, made outside of the Ordinary Course of Business (in each case, whether or not consummated and including any such transaction consummated prior to the Closing Date) and/or (ii) Equity Issuances or Debt Issuances (including the incurrence of Incremental Loans).

“Stated Amount” means of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Submitted Amount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.09(a)(ii)(C)(1).

“Subordinated Indebtedness” of any Person means all Indebtedness which is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities under the Loan Documents.

“Subsequent Transaction” means, with respect to any Limited Condition Transaction for which the Borrower has made an LCT Election, an event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement is terminated or expires, as applicable, without consummation of such Limited Condition Transaction.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (A) each Subsidiary of the Borrower on the Closing Date (other than an Excluded Subsidiary) and (B) each Subsidiary of the Borrower that becomes a party to the Guaranty after the Closing Date (other than an Excluded Subsidiary) as required pursuant to Section 6.12 by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a)(i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six (6) months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey or (b) otherwise reasonably acceptable to the Collateral Agent, and in each case in respect of preceding clauses (a) and (b), sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements as may be reasonably requested by the Collateral Agent.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross- currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Agent, Lender or any Affiliate of any Lender or Agent from time to time party to one or more Swap Agreements permitted hereunder with a Loan Party (even if any such Lender or its Affiliate for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) of such Person in respect of any Swap Agreement excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Representative” has the meaning specified in Section 8.04(a).

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means Best Doctors Holdings, Inc., a Delaware corporation.

“Target Audited Financial Statements” has the meaning specified in Section 4.01(j).

“Target Quarterly Financial Statements” has the meaning specified in Section 4.01(j).

“Target Subordinated Convertible Notes” has the meaning specified in the definition of “Closing Date Refinancing”.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and any and all liabilities (including any interest, fines, additions to tax or penalties) applicable thereto.

“Term Commitment” means an Initial Term Commitment or an Incremental Term Loan Commitment.

“Term Facility” means the credit facility established under Section 2.01(a) pursuant to the Term Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.15 and extended pursuant to Section 2.16 or pursuant to a loan modification offer under Section 10.01.  For the avoidance of doubt, “Term Facility” shall also include any credit Facility established pursuant to any

Incremental Term Loan Commitment, Extended Term Loan Commitments or Extended Term Loans, in each case, of any Class or tranche.

“Term Lender” means a Person holding a Term Commitment or a Term Loan.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan.

“Term Note” means a promissory note, substantially in the form of Exhibit B-1, evidencing the obligation of the Borrower to repay outstanding Term Loans, as such note may be amended, modified or supplemented from time to time.

“Test Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“Threshold Amount” means $10,000,000.

“Title Company” means any nationally recognized title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Total Leverage Ratio” means on any date the ratio of (i) (x) Consolidated Funded Indebtedness minus (y) the amount of  domestic Unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Subsidiaries that are held in deposit accounts subject to control agreements in favor of the Collateral Agent (it being understood that such amounts may be included in this clause (y) if not in a deposit account subject to such control agreement on or prior to the date such control agreements are required to be executed and delivered in accordance with Section 6.16) to (ii) Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such date for which financial statements have been delivered or are required to have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b).

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the United States, in any state, province or territory or possession thereof, or in any other place, nation or jurisdiction, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law, in each case whether registered or unregistered, and with respect to any and all of the foregoing: (i) the goodwill of the business symbolized thereby or associated therewith; (ii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, and including, without limitation, the registrations and applications referred to in Section II(B)(3) of any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time); (iii) all extensions and renewals thereof; (iv) all claims for, and rights to sue for, past, present or future infringements, dilutions, and other violations thereof; (v) all Proceeds (as defined in the UCC) of the foregoing, including, without limitation, all income, license fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements, dilutions, or other violations thereof; and (vi) all other rights corresponding thereto throughout the world.

“Transactions” means, collectively, (a) the acquisition and other related transactions contemplated by the Acquisition Agreement, (b) the funding of the Initial Term Loans and any Revolving Loans and issuance of any Letters of Credit on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (c) the Closing Date Refinancing, (d) the issuance of the Unsecured Notes and (e) the payment of any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the foregoing.

“Type” has the meaning specified in Section 1.06.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection or priority of security interests in any collateral.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.11(a)(i), with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meaning specified in Section 3 of ERISA).

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c)(i).

“Unrestricted Cash and Cash Equivalents” means cash or Cash Equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP.

“Unsecured Notes” means the Borrower’s 3.00% Convertible Senior Notes due 2022 issued on June 27, 2017.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except Nominal Shares) are at the time directly or indirectly owned by such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                            Other Interpretative Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03                            Accounting Terms and Determinations.

(a)         Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein or as disclosed to the Administrative Agent.

(b)         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) the Borrower or (y) within 30 days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein. Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in or (y) changes in the application of, GAAP after the Closing Date; provided that all payments under any such lease shall continue to be treated as an expense for purposes of calculating Consolidated Net Income.

(c)          LCT Elections. Notwithstanding the foregoing, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio or the First Lien Leverage Ratio, in each case, at the option of the Borrower on the LCT Test Date, and if, after giving pro forma effect to the Limited Condition Transaction, the Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, such ratio shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, including due to fluctuations in Consolidated EBITDA, at or prior to the consummation of the relevant transaction or action, such ratio will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any Subsequent Transaction in connection with which a ratio calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio has been complied with under this Agreement, any such ratio shall be required to be satisfied on a Pro Forma Basis assuming both (x) such Limited Condition Transaction and other transactions in connection therewith have been consummated and (y) such Limited Condition Transaction and other transactions in connection therewith have not been consummated.

Section 1.04                            Rounding.  Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06                            Classes and Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is an Initial Term Loan, an Incremental Term Loan, a Revolving Loan or an Incremental Revolving Loan of a class established pursuant to Section 2.15, or a separate class of Extended Term Loans established in accordance with Section 2.16. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

Section 1.07                            Foreign Currency Calculations.  For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01                            The Loans.  (a) The Initial Term Loan Borrowings. Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make an Initial Term Loan denominated in Dollars to the Borrower on the Closing Date in a principal amount not exceeding its Initial Term Commitment. The Borrowing of the Initial Term Loans shall be made from the several Initial Term Lenders ratably in proportion to their respective Initial Term Commitments.  The Initial Term Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Maturity Date of the Initial Term Loans may not be reborrowed.

(b) The Revolving Borrowings.  Subject to the terms and conditions set forth herein each Revolving Lender severally agrees to make revolving loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Revolving Lender’s applicable Revolving Commitment, in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.09, and reborrow under this Section 2.01(b).

Section 2.02                            Notice of Borrowings.  The Borrower shall give the Administrative Agent a Notice of Borrowing not later than 12:00 P.M. on (i) the Business Day of the proposed Adjusted Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Borrowing (or such shorter period as the Administrative Agent may in its discretion agree), specifying:

(a)         the date of such Borrowing, which shall be a Business Day;

(b)         the aggregate amount of such Borrowing;

(c)          the initial Type of the Loans comprising such Borrowing;

(d)         in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a); and

(e)          the location (which must be in the United States) and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one (1) month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a).

Except as provided in Section 2.15(a), each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.05(c) and 2.15(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

Section 2.03                            Funding of Loans.

(a)         Funding of Loans. (i) Not later than 12:00 P.M. on the date of each Borrowing (other than an Adjusted Base Rate Borrowing), or (ii) not later than 2:00 P.M. on the date of each Adjusted Base Rate Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing, or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(b)         Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable thereto pursuant to Section 2.06. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice from the Administrative Agent to a Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (c)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any  condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower, or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

(d)         Notwithstanding the foregoing, all Loans hereunder shall be made as follows: (i) all Revolving Loans made shall be made on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing in effect on the date the applicable Revolving Borrowing is to be made; (ii) all Initial Term Loans shall be made by the Lenders having Initial Term Loan Commitments pro rata on the basis of their respective Initial Term Commitments, (iii) all Incremental Term Loans shall be made by the Lenders having Incremental Term Loan Commitments pro rata on the basis of their respective Incremental Term Loan Commitments, (iv) all Extended Term Loans shall be made by the Lenders having Extended Term Loan Commitments pro rata on the basis of their respective Extended Term Loan Commitments, and (v) all Extended Revolving Loans shall be made by the Lenders having Extended Revolving Commitments pro rata on the basis of their respective Extended Revolving Commitments.

Section 2.04                            Evidence of Loans. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Term Note substantially in the form of Exhibit B-1 or a single Revolving Facility Note in the form of Exhibit B-2, as applicable, payable to such Lender (or its registered assigns) in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender having one or more Notes shall record the date, amount, and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05                            Letters of Credit.  (a) The Letter of Credit Commitments.

(i)                                     Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower or any other Group Company and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.05; provided that no Issuing Bank shall make any LC Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such LC Credit Extension, (x) the Revolving Facility Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment,  (y) the LC Exposure in respect of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment or (z) the

Aggregate LC Exposure would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(B)                               subject to Section 2.05(b)(iii) and Section 2.05(a)(ii)(C), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (1) the relevant Issuing Bank has approved of such expiration date in its sole discretion or (2) the LC Outstandings in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such Issuing Bank;

(C)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) all the Revolving Lenders have approved such expiry date or (2) the LC Outstandings in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such Issuing Bank;

(D)                               the issuance of such Letter of Credit would violate any Laws binding upon such Issuing Bank;

(E)                                the Issuing Bank does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested type; or

(F)                                 any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Outstandings as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)                               An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)                              Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and any LC Request (and any other document, agreement or instrument entered into by such Issuing Bank and the Borrower or in favor of such Issuing Bank) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a LC Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee.  Such LC Request must be received by the relevant Issuing Bank and the Administrative Agent not later than 1:00 p.m. (New York City time) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such LC Request shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the relevant Issuing Bank may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such LC Request shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant Issuing Bank may reasonably request.

(ii)                                  Promptly after receipt of any LC Request, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such LC Request from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or, if applicable, the Group Company, or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage provided for under this Agreement times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable LC Request, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such twelve month period to be agreed upon by the relevant Issuing Bank and the Borrower at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant Issuing Bank, the

Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.05(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)                              Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. (New York City time), in the case of a drawing in Dollars on (1) the next Business Day immediately following the date of any honoring of a drawing by an Issuing Bank under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Section 2.05 that such payment be financed with a Revolving Borrowing under the Revolving Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing.  If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify each applicable Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Facility Percentage provided for under this Agreement thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurodollar Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Commitments of the applicable Revolving Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each applicable Revolving Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Facility Percentage or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each applicable Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or Eurodollar Loan, as applicable, to the Borrower in such amount.  The Administrative Agent shall promptly remit the funds so received to the relevant Issuing Bank in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans or Eurodollar Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the Issuing Bank) at the Default Rate for Revolving Loans.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Issuance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.05.

(iv)                              Until each applicable Revolving Lender funds its Revolving Loan or LC Issuance pursuant to this Section 2.05(c) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant Issuing Bank.

(v)                                 Each Revolving Lender’s obligation to make Revolving  Loans or LC Issuance to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Notice of Borrowing).  No such making of an LC Issuance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LC Issuance in respect of such payment in accordance with Section 2.05(c), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Issuance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each applicable Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law;

(v)                                 any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Senior Credit Obligations of any Loan Party in respect of such Letter of Credit;

(vi)                              any adverse change in the relevant exchange rates or in the availability of Dollars or in the relevant currency markets generally; and

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the

Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)                                   Role of Issuing Banks.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent or any of its Related Parties, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LC Request.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent or any of its Related Parties, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.05(e) or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank.  The parties hereto expressly agree that, in the absence of willful misconduct or gross negligence on the part of the relevant Issuing Bank or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, or refuse to accept and make payment upon such documents if such documents are not in compliance with the terms of such Letter of Credit.

(g)                                  Cash Collateral.  If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn (and without limiting the requirements of Section 2.05(a)(ii)(C)) or (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Lenders, as applicable, require the Borrower to Cash Collateralize the LC Outstandings pursuant to Section 8.02, the Borrower shall Cash Collateralize the LC Outstandings not later than 2:00 p.m., New York City time on the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iii) and any Cash Collateral provided by the Defaulting Lender).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the applicable Revolving Lenders, as collateral for the Stated Amount of Letters of Credit, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the applicable Revolving Lenders).

Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Lenders) or that the total amount of such funds is less than the amount of LC Outstandings otherwise required to be Cash Collateralized in accordance with the terms of this Agreement, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate LC Outstandings over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank.  To the extent the amount of any Cash Collateral exceeds the then LC Outstandings and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.05(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders for the applicable Revolving Facility (in accordance with their Revolving Facility Percentage or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin for Revolving Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.05 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Facility Percentage allocable to such Letter of Credit pursuant to Section 2.18(a)(iii), with the balance of such fee, if any, payable to the Issuing Bank for its own account.  Such Letter of Credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(i)                                     [Reserved].

(j)                                    Conflict with LC Request.  Notwithstanding anything else to the contrary in this Agreement or any LC Request, in the event of any conflict between the terms hereof and the terms of any LC Request, the terms hereof shall control.

(k)                                 Addition of an Issuing Bank.  A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender.  The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(l)                                     Reporting.  Each Issuing Bank will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Issuing Bank shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date and amount of such failure.

(m)                             Provisions Related to Letters of Credit in respect of Extended Revolving Commitments.  If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.05(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(g).  Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Issuing Banks and the Borrower, without the consent of any other Person.

(n)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Group Company other than the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Group Companies inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Group Companies.  In the event that the Borrower requests any Letter of Credit to be issued for the benefit or account of a Group Company, such Group Company shall deliver documentation (including, without limitation, customary letter of credit requests and reimbursement agreements) as may be reasonably requested by the Administrative Agent or the applicable Issuing Bank.

(o)                                 Provisions Related to Extended Revolving Commitments. In connection with the establishment of any Extended Revolving Commitment and subject to the availability of unused Commitments with respect to such Class and the satisfaction of the conditions set forth in Section 4.02, the Borrower may with the written consent of the applicable Issuing Bank designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Commitments.  Upon such designation such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such Class of Extended Revolving Commitments.

(p)                                 Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank being replaced under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all current and previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(q)                                 Resignation of an Issuing Bank.  Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.05(p) above.

Section 2.06                            Interest.

(a)         Rate Options Applicable to Loans. Each Borrowing shall comprise Base Rate Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than five (5) separate Groups of Eurodollar Loans under any Facility being outstanding hereunder at any one time (or such greater number as may be acceptable to the Administrative Agent in its sole discretion). For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups. Interest hereunder shall be due and payable in arrears on each Interest Payment Date; provided that interest accruing on past due amounts shall be payable from time to time on demand.

(b)         Rates Applicable to Loans. Subject to the provisions of subsection (c) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin, as applicable, for Eurodollar Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Adjusted Base Rate for such day plus the then Applicable Margin, as applicable, for Base Rate Loans.

(c)          Additional Interest. Notwithstanding the foregoing, (x) overdue principal and, to the extent permitted under applicable law, interest in respect of the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the rate applicable to the respective Loans from time to time and (y) all other overdue amounts owing under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the non-default rate then applicable to Base Rate Loans from time to time.

(d)         Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof. Accrued and unpaid interest on overdue amounts (including interest on past due interest) shall be due and payable upon demand.

Section 2.07                            Extension and Conversion.

(a)         Continuation and Conversion Options. The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and Section 2.07(d)), as follows:

(i)                         if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)                      if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing), which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 P.M. on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Extension/Conversion applies is $500,000 or any larger multiple of $100,000.

(b)         Contents of Notice of Extension/Conversion.  Each Notice of Extension/Conversion shall specify:

(i)                         the Group of Loans (or portion thereof) to which such notice applies;

(ii)                      the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a);

(iii)                   if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)                  if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be continued as Eurodollar Loans with an Interest Period of one month as of the last day of such Interest Period.

(c)          Notification to Lenders.  Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to Section 2.07(a), the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d)         Limitation on Conversion/Continuation Options.  The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $500,000. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.08                            Amortization and Maturity of Loans.

(a)         On each Principal Amortization Payment Date, commencing with the last Business Day of December, 2017, the Borrower shall repay the principal amount of the Initial Term Loans equal to 0.25% multiplied by the original principal amount of the Initial Term Loans as of the Closing Date. Any remaining unpaid principal amount of the Initial Term Loans shall be due and payable on the applicable Maturity Date.

(b)         The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Maturity Date applicable to the Revolving Facilities applicable to each Class of Revolving Commitments.

(c)          Subject to adjustment as a result of prior payments in accordance with this Agreement and extensions in accordance with this Agreement, the Borrower shall repay the Incremental Loans of each Class on the dates and in the amounts specified in the applicable Increase Amendment.

Section 2.09                            Prepayments.

(a)         Voluntary Prepayments. (i)  The Borrower shall have the right voluntarily to prepay the Loans of any Class in whole or in part from time to time, subject to Section 3.05 and Section 2.09(g) but otherwise without premium or penalty; provided, however, that each partial prepayment of Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each payment pursuant to this Section shall be applied as set forth in Section 2.09(c)(viii).

(ii)                      Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) repayments of Term Loans pursuant to this Section 2.09(a)(ii) are not funded with the proceeds of Revolving Loans, the Borrower may prepay the outstanding Term Loans, which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower, and which shall be prepaid on the following basis (and no Lender shall be obligated to participate in any voluntary prepayment pursuant to this Section 2.09(a)(ii), and each Lender’s decision so to participate, or not, shall be made in its sole discretion):

(A)                     The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.09(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.09(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of the Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)                     (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.09(a)(ii)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate)

by no later than 5:00 P.M. on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”)

(2)                           Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined the applicable Borrower Offer of Specified Discount Prepayment.

(3)                           If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)                     (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.09(a)(ii)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M. on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)                           The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the  Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)                           If there is at least one Participating Lender, the Borrower  will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)                     (1)  Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Group Company is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.09(a)(ii)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $5,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent) and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response  Date.  The  Auction Agent will promptly provide each appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)                           The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)                           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.09(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and

the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)                      In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)                       If any Term Loan is prepaid in accordance with subsections (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 P.M. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class(es) of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.09(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.09(a)(ii), the Borrower shall make a customary representation to the assigning or assignee Term Lenders, as applicable, that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or their respective securities that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information), it being understood that documents posted on a U.S. government website or on the Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent and the Lenders have access shall be deemed to have been disclosed to the Term Lenders, or (2) if not disclosed to the Term Lenders, could reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment or (B) the market price of such Term Loans, or shall make a statement that such representation cannot be made. The Group Companies hereby waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G)                     To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.09(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)                    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.09(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)                         Each of the Group Companies and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.09(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.09(a)(ii) as well as activities of the Auction Agent.

(J)                         Each Group Company shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice,  Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.09(a)(ii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)         [Reserved].

(c)          Mandatory Prepayments; Application of Prepayments.

(i)                         Revolving Facility Exposure Exceeds the Revolving Commitments.  (1)  In the event that the outstanding Revolving Facility Exposure exceeds the aggregate amount of Revolving Commitments then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and, if necessary, Cash Collateralize LC Outstandings in an aggregate amount sufficient to eliminate such excess; and (2) if on any date (A) the Aggregate LC Exposure exceeds the LC Sublimit or (B) the LC Exposure of any Issuing Bank exceeds such Issuing Bank’s Letter of Credit Commitment, then the applicable LC Obligor or the Borrower shall, within one (1) Business Day of receipt of notice from the Administrative Agent, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(ii)                      Excess Cash Flow.  No later than one hundred (100) days after the end of each Excess Cash Flow Period, the Borrower shall prepay (or cause to be prepaid) principal of the Term Loans in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (B) the aggregate amount of all voluntary prepayments or Discounted Term Loan Prepayments (with respect to Term Loans) of principal of the Term Loans, Incremental Term Loans and any Revolving Loans (but, in the case of Revolving Loans, only to the extent the Revolving Commitments are permanently reduced at the time of such payment of Revolving Loans), in each case that are funded with internally generated cash flow (which, in the case of Discounted Term Loan Prepayments, will be limited to the actual amount of cash paid to Lenders in connection with such prepayment (as opposed to the face amount of the Loans so prepaid)), if such voluntary prepayments are made (x) during such Excess Cash Flow Period and have not previously reduced the amount of any prepayment pursuant to this clause (ii) or (y) at the election of the Borrower, after the last day of such Excess Cash Flow Period and prior to the date of prepayment (with any prepayment pursuant to Section 2.09(a)(ii) being measured by the amount applied to such prepayment, rather than the amount by which the outstanding principal amount of the Term Loans is reduced thereby). As used in this Section 2.09(c)(ii), the term “Applicable ECF Percentage” for any Excess Cash Flow Period means 50%; provided that the Applicable ECF Percentage shall be reduced to (i) 25% if the First Lien Leverage Ratio as of the last day of and for such Excess Cash Flow Period is less than or equal to 4.00 to 1.00 but greater than 3.00 to 1.00 and (iii) 0% if the First Lien Leverage Ratio as of the last day of and for such Excess Cash Flow Period is less than or equal to 3.00 to 1.00.

(iii)                   Asset Dispositions, Casualties and Condemnations, etc.  Within five (5) Business Days after receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Asset Disposition not in the Ordinary Course of Business pursuant to Section 7.05(xiv) or (xvii), Casualty or Condemnation (in each case, excluding Net Cash Proceeds to the extent and so long as they constitute Reinvestment Funds), the Borrower shall prepay (or cause to be prepaid) principal of the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided that no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition, Casualty or Condemnation shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions, Casualties or Condemnations subject to this clause (iii) occurring after the Closing Date and during the same fiscal year does not exceed $1,000,000 (it being understood that a prepayment shall only be required of such excess).

(iv)                  Debt Issuances.  On the Business Day of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement), the Borrower shall prepay (or cause to be prepaid) pro rata to the principal of the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v)                     [Reserved].

(vi)                  Notwithstanding any other provisions of this Section 2.09(c), (A) to the extent that any or all of the Excess Cash Flow for any Excess Cash Flow Period attributable to a Foreign Subsidiary is prohibited, restricted or delayed from being repatriated to the United States, or such repatriation or prepayment would present a material risk of liability for the applicable Foreign Subsidiary or its directors or officers (or would give rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the Borrower shall not be required to make a prepayment at the time provided in this Section 2.09(c) with respect to such affected amounts, and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to use reasonable efforts to otherwise cause the applicable Foreign Subsidiary following the date on which the respective payment would otherwise have been required, promptly to take all actions reasonably required by the applicable local Law or other impediment to permit such repatriation), and  if following the date on which the respective payment would otherwise have been required, such repatriation of any of such Excess Cash Flow is permitted under the applicable local Law or other impediment (or is otherwise received by the Borrower or a Subsidiary Guarantor), such repatriation will be promptly effected and such repatriated Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation could be made) applied (whether or not repatriation actually occurs) to the repayment of the Term Loans pursuant to this Section 2.09 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all Excess Cash Flow would have a material adverse U.S. Tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Excess Cash Flow, the Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date that is twelve months after the date on which any Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.09(c), the Borrower shall apply an amount equal to such Excess Cash Flow to such prepayments as if such Excess Cash Flow had been received by the Borrower rather than a Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Excess Cash Flow had been repatriated.

(vii)               Application of Mandatory Prepayments.  Except as may be set forth in any Increase Amendment, all amounts required to be paid pursuant to Sections 2.09(c)(ii) and 2.09(c)(iii) shall be applied, pro rata to the outstanding Term Loans of each Class, and to the remaining unpaid principal in direct order of maturity.

(viii)            Order of Application for Voluntary Prepayments.  Except as may be set forth in any Increase Amendment, all amounts allocated to the voluntary prepayment of any Loan of any Class pursuant to Section 2.09(a)(i) shall be applied pro rata to the outstanding Loans of each such Class, and with respect to Term Loans, to the remaining unpaid Principal Amortization Payments as directed by the Borrower at the time of the respective prepayment (or, in the absence of such direction, in direct order of maturity to the remaining unpaid Principal Amortization Payments). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments of Eurodollar Loans under this Section 2.09(c) shall be subject to Section 3.05.

(ix)                  Payments Cumulative.  Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(d)         [Reserved].

(e)          Notices of Prepayments.  The Borrower shall notify the Administrative Agent, in the case of prepayment of a Base Rate Loan, by 11:00 A.M. at least one Business Day prior to the date of any voluntary prepayment hereunder and, in the case of prepayment of a Eurodollar Loan, by 11:00 A.M., at least three (3) Business Days prior to the date of voluntary prepayment. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share, if any, thereof. Once such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein; provided, however, that for voluntary prepayments under Section 2.09(a)(i), the Borrower shall be entitled to make any such payment conditional on the receipt of other financing or the closing of another transaction to the extent specified in such notice.   All prepayments of Eurodollar Loans under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

(f)           In the event of any prepayment of any Term Loans of any Term Lender pursuant to Section 2.09(c)(ii), 2.09(c)(iii) or 2.09(c)(iv) (an “Applicable Prepayment”), such Lender may reject all or a portion of its share of such Applicable Prepayment by written notice (each, a “Rejection Notice”) (each such Lender, a “Rejecting Lender”) to the Administrative Agent no later than 5:00 P.M. one (1) Business Day after the date of such Term Lender’s receipt of notice of such Applicable Prepayment as otherwise provided herein (the “Rejection Deadline”). If a Lender fails to deliver a Rejection Notice to the Administrative Agent at or prior to the Rejection Deadline, such Lender will be deemed to have accepted its share of the Applicable Prepayment. The aggregate portion of such Applicable Prepayment that is rejected by Lenders pursuant to Rejection Notices shall be referred to as the “Rejected Amount”. Such Rejected Amount shall be offered to each Lender that is not a Rejecting Lender pro rata and such Lender may reject all or a portion of its share of the Rejected Amount pursuant to the procedures set forth in the immediately preceding sentence and the aggregate portion of such Rejected Amount that is rejected by the Term Lenders shall be returned by the Administrative Agent to the Borrower and may be used by the Borrower in any manner not prohibited by the Loan Documents.

(g)          Loan Call Protection.

In the event that, on or prior to the third anniversary of the Closing Date, the Borrower makes any repayment or prepayment of any Initial Term Loans (other than a prepayment or repayment pursuant to Section 2.08(a), 2.09(a)(ii), 2.09(c)(ii), 2.09(c)(iii) (but, in the event of such Section 2.09(c)(iii), only in respect of Net Cash Proceeds received either from (a) a Casualty or Condemnation or (b) a direct or indirect sale of less than all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole) or 2.09(c)(iv)), makes any prepayment or repayment of Initial Term Loans following any acceleration thereof pursuant to Section 8.02 or replaces any Lender in accordance with clause (e) of the first paragraph of Section 10.13, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders (including any Term Lender that is replaced pursuant to clause (e) of Section 10.13) a prepayment, repayment or conversion premium equal to (x) if such event occurs prior to the first anniversary of the Closing Date, 3% of the aggregate principal amount of the Initial Term Loans being prepaid or repaid (or mandatorily assigned), (y) if such event occurs on or after the first anniversary but prior to the second anniversary of the Closing Date, 2% of the aggregate principal amount of the Initial Term Loans being prepaid or repaid (or mandatorily assigned), and (z) if such event occurs on or after the second anniversary but prior to the third anniversary of the Closing Date, 1% of the aggregate principal amount of the Initial Term Loans being prepaid or repaid (or mandatorily assigned).

Section 2.10                            Termination or Reduction of Commitments.

(a)         Mandatory.  The Initial Term Commitments shall terminate immediately upon the making of the Initial Term Loans on the Closing Date. The Revolving Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Commitments.

(b)         Voluntary.  Upon at least three (3) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrowers shall have the right to terminate in whole the Revolving Commitments, provided that all outstanding Revolving Loans are contemporaneously prepaid in accordance with Section 2.09 and all Letters of Credit are Cash Collateralized in accordance with Section 2.05(g).

(c)          Partial Reduction of Total Revolving Commitment.  Upon at least three (3) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right to partially and permanently reduce the Revolving Commitments of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Revolving Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Revolving Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the Total Letter of Credit Commitment, but only to the extent that the Total Revolving Commitment would be reduced below any such limit, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.09(c)(i) unless, substantially concurrently with such reduction the

Borrowers make such mandatory prepayment, and (iv) any partial reduction pursuant to this Section 2.10 shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $100,000).

Section 2.11                            Fees.

(a)         Commitment Fees.  The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Lender’s Revolving Facility Percentage (determined, if applicable, with respect to each applicable Class of Revolving Commitments), as consideration for the Revolving Commitments of the Revolving Lenders, commitment fees (the “Commitment Fees”) which shall accrue at a rate equal to the Applicable Commitment Fee Rate per annum applicable to the Revolving Commitments of such Class on the average daily amount of the unused Revolving Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Commitment of such Class terminates; provided, that for the purposes of this provision, the Revolving Commitment of any Revolving Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing.  Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2017, and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b)         [Reserved].

(c)          Computations and Determination of Fees.  All computations of Commitment Fees, LC Fees and other fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(d)         [Reserved].

(e)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each Issuing Bank for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of aggregate face amount of such Letter of Credit.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit (and for so long as such Letter of Credit remains outstanding), on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each Issuing Bank for its own account, in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(f)           Other Fees.  The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Certain of such fees may be paid by funding the Term Loans at an original issue discount. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as otherwise agreed.

Section 2.12                            Pro Rata Treatment.  Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than fees retained by the Agents and Lead Arranger for their own account), and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Applicable Percentages, Incremental Revolving Commitment Percentages and Incremental Term Loan Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this Section 2.12 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

Section 2.13                            Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon; provided that:

(i)                         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                      the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or any payment made pursuant to Section 2.09(a)(ii)) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any of its Subsidiaries thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14                            Payments Generally; Administrative Agent’s Clawback.

(a)         Payments by the Borrower.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment of principal of and interest on Loans and fees hereunder shall be paid not later than 12:00 P.M. on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Payments received after 12:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Administrative Agent shall distribute such payments to the applicable Lenders promptly following receipt thereof.  Whenever  any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be), unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b)         Presumption by the Administrative Agent.  Unless the Administrative Agent shall  have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Computations.  All computations of interest for Base Rate Loans when the Adjusted Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360- day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to subsection (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15                            Increase in Commitments.

(a)         Borrower Request.  The Borrower will have the right, from time to time, by written notice to the Administrative Agent, to elect to request (i) the establishment of  one or more new Term Commitments or increases in the amount of the Term Commitments (each, an “Incremental Term Loan Commitment” and loans pursuant thereto “Incremental Term Loans”) or (ii) an increase the Revolving Commitments (an “Incremental Revolving Commitment” and loans pursuant thereto “Incremental Revolving Loans” and, collectively with the Incremental Term Loans, “Incremental Loans”), by an amount not in excess of the Incremental Total Cap at such time and not less than $5,000,000 individually or any larger multiple of $1,000,000. Each such notice shall specify (x) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such lesser period as may be consented to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (y) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided, further, that the consent (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent with respect to the Persons providing such Incremental Loans, Incremental Term Loan Commitments or Incremental Revolving Commitments shall be required to the extent such consent otherwise would be required under Section 10.01.

(b)         Conditions.  The increased or new Commitments shall become effective as of the Increase Effective Date; provided that:

(i)                         the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Increase Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided, further, that, with respect to any Increase Amendment incurred for purposes of financing a Limited Condition Transaction, only the Specified Representations (and not any other representations or warranties in Article V or any of the other Loan Documents or otherwise) shall be required to be true and correct in all material respects on and as of the Increase Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(ii)                      no Default or Event of Default shall have occurred and be continuing or would result from the Borrowing to be made (x) in the case of any Increase Amendment incurred for purposes of financing a Limited Condition Transaction, on the date of the execution and delivery of the applicable definitive purchase agreement in connection with such Limited Condition Transaction and (y) in the case of any other Increase Amendment, on the date of the Increase Effective Date;

(iii)                   after giving effect to such Incremental Term Loan Commitments, Incremental Revolving Commitments and Incremental Loans and the application of the proceeds thereof, and assuming that all Incremental Revolving Commitments are borrowed in full, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 7.15 (with respect to Section 7.15(a) only, for the Test Period then most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b), as the case may be); provided, that, with respect to any Increase Amendment incurred for purposes of financing a Limited Condition Transaction, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 7.15 as of the date of the execution and delivery of the applicable definitive purchase agreement in connection with such Limited Condition Transaction (with respect to Section 7.15(a) only, for the Test Period then most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b), as the case may be);

(iv)                  the Borrower shall deliver or cause to be delivered a certificate of a Responsible Officer certifying compliance with the foregoing conditions; and

(v)                     to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B)

reaffirmation agreements and/or such amendments to the Guaranty and the Collateral Documents as may be reasonably requested by the Administrative Agent.

(c)          Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)                         terms and provisions of (A) Incremental Revolving Commitments and Incremental Revolving Loans shall be on terms and conditions identical to the Revolving Facility then in effect other than in respect of any upfront fees and (B) Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Amendment, identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) or otherwise reasonably satisfactory to the Administrative Agent;

(ii)                      the Applicable Margins and fees for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that, if the Applicable Margins (or similar measure of interest margin) for any Incremental Term Loans are more than 0.50% per annum higher than the Applicable Margins for the Initial Term Loans, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Applicable Margins (or similar measure of interest margin) for the Initial Term Loans are equal to the Applicable Margins for the Incremental Term Loans minus 0.50%; provided, further, that in determining the Applicable Margins applicable to the Term Loans and the Incremental Term Loans, (x) any pricing floors, recurring fees and all other similar fees, OID or upfront fees, in each case, payable by the Borrower, shall be included (with such OID being amortized over the shorter of (A) the Weighted Average Life to Maturity of such Incremental Term Loans and (B) four (4) years) and (y) customary arrangement, structuring, ticking or underwriting fees not payable to all Lenders in connection with the Initial Term Loans or the Incremental Term Loans shall be excluded;

(iii)                   the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans and the maturity date of any Incremental Facility shall not be earlier than the Maturity Date applicable to the Initial Term Loan;

(iv)                  the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments pursuant to Section 2.09(a)(i) or any mandatory prepayments of Term Loans under Section 2.09(b), as specified in the applicable Increase Amendment;

(v)                     such Loans shall be secured by the Collateral securing the Senior Credit Obligations (and not by any other assets) and shall be guaranteed by the Guarantors and no other Persons; and

(vi)                  the terms of such Incremental Facility, to the extent not otherwise addressed in the foregoing clauses (i) through (v), shall be as set forth in the applicable Increase  Amendment, provided that no Incremental Term Facility may have covenants or defaults (other than pricing, call protection and premiums) more favorable to the Lenders in respect of such Incremental Term Facility than the terms applicable to the Initial Term Loans or any prior Class of Incremental Term Loans (except for covenants or defaults applicable solely after the latest Maturity Date of the Term Loans or such prior Class of Incremental Term Loans at the time of incurrence) unless such terms are agreed to by the Administrative Agent and the Lenders in respect of the Term Loans then outstanding receive the benefit of such terms.

The Incremental Term Loan Commitments and the Incremental Revolving Commitments shall be effected by an amendment and, if applicable, joinder agreement (the “Increase Amendment”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment or

Incremental Revolving Commitment, as applicable, in form and substance reasonably satisfactory to each of them. The Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15 and may constitute an amendment and restatement of this Agreement.

(d)         Effectiveness. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment or establish its Incremental Revolving Commitment in favor of the Borrower.

(e)          Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent and/or the Collateral Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

Section 2.16                            Extensions of Term Loans; Extension of Revolving Commitments.

(a)         At any time after the Closing Date, the Borrower and any Lender (any such Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any Class of Revolving Commitments outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.16, any tranche of Incremental Revolving Loans or any Incremental Revolving (the “Existing Revolving Commitment Class” and the Revolving Loans thereunder, the “Existing Revolving Loans”) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.16 or any Class of Incremental Term Loans) (the “Existing Term Loan Class”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Commitments and each tranche of Term Loans so extended, in each case as well as the original Revolving Commitments and Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted (any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.16, “Extended Term Loans”; and any Class of Revolving Commitments the maturity of which shall have been extended pursuant to this Section 2.16, “Extended Revolving Commitments”); provided, that (i) (a) the Borrowers shall have offered to all Lenders under the applicable Facility that is the subject of the proposed Extension the opportunity to participate in such Extension, and (b) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clauses (ii) and (iii) and, in the case of Extended Term Loans, optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization), the Extended Revolving Commitments or Extended Term Loans shall have covenants, events of default and guarantees which, if not consistent with the terms of the Class of Revolving Commitments or Term Loans that was the subject of such Extension Notice, shall not be more restrictive to the Borrower, when taken as a whole, than the terms of the corresponding the Class of Revolving Commitments or Term Loans that was the subject of such Extension Notice unless (1) Lenders under such corresponding Class also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the corresponding Class; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the effectiveness of such Extension (or such shorter period of time as the Administrative Agent shall reasonably agree) stating that the Borrowers have determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (i) shall constitute sufficient evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) the final maturity date of any Extended Term Loans or Extended Revolving Commitments shall be no earlier than the then Latest Maturity Date applicable to any other Term Loans or Revolving Commitments, respectively, at the time of Extension, (iii) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Notice, (iv) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Notice shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as applicable, offered to be extended by the Borrower pursuant to such Extension Notice, then the Term Loans or Revolving Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Notice, (v) all documentation in respect of such Extension Notice (any amendment to this Agreement implementing the terms of such Extension Notice (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, (vi) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, optional and mandatory prepayments and scheduled amortization (subject to the limitations set forth in clauses (i) and (ii) of this Section 2.16) applicable to any Extended Term Loans or Extended Revolving Commitments shall be determined by the Borrowers and the lenders providing such Extended Term Loans or Extended Revolving Commitments, as applicable and (vii) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Commitment Class and the Extended Revolving Commitments of the applicable Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments).  Notwithstanding anything in this Agreement to the contrary, in connection with any such Extension, the Borrowers and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower without the consent of any Lender except as expressly provided for in the immediately succeeding sentence, to implement the terms of any such Extension Notice, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.16.  Any Extension of the Revolving Commitments shall require the consent of any Issuing Bank to the extent that such Extension provides for issuance of Letters of Credit by such Issuing Bank at any time during such extended period.  Notwithstanding the conversion of any Existing Revolving Commitment Class into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to the Existing Revolving Commitment Class of the applicable Extension Series for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Issuing Bank has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(b)         Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Existing Revolving Commitment Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such

Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Commitments of each Extending Lender under the applicable Extension Series, the aggregate principal amount of such Existing Revolving Commitment Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted by such Lender on such date, and the aggregate principal amount of such Extended Revolving Commitments shall be established as a separate Class of Revolving commitments from the Existing Revolving Commitment Class of the applicable Extension Series and from any other Existing Revolving Commitment Classes (together with any other Extended Revolving Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Existing Revolving Commitment Class of the applicable Extension Series, such Existing Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) in the same proportion as such Extending Lender’s commitment under the Existing Revolving Commitment Class of the applicable Extension Series to Extended Revolving Commitments.

(c)          With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Notice is required to be in any minimum amount or any minimum increments.  In the event that the aggregate amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier-extended Extended Revolving Commitments) subject to Extension Notice exceeds the amount of Extended Term Loans and/or Extended Revolving Commitments, as applicable, requested by the Borrowers, Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier-extended Extended Revolving Commitments) subject to Extension Notices shall be converted to Extended Term Loans and/or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier-extended Extended Revolving Commitments) included in each such Extension Notice or as may be otherwise agreed to in the applicable Extension Amendment.  The Borrowers may at their election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Notice in the Borrowers’ sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments of any or all applicable tranches accept the applicable Extension Notice.

(d)         In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the Loans and Commitments hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.16.

(e)          In connection with any Extension Amendment, the Borrowers shall deliver (i) an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, the Agreement as amended thereby, and such other Loan Documents  as reasonably agreed by the Borrowers and the Administrative Agent , (ii) customary reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f)           [Reserved].

(g)          This Section 2.16 shall supersede any provisions in Section 2.13, Section 2.14 or Section 10.01 to the contrary.

Section 2.17                            [Reserved].

Section 2.18                            Defaulting Lenders.

(a)         Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                      Application of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, if any; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                   Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, the Pro Rata Share of each non-Defaulting Lender’s Revolving Loans and LC Outstandings shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.  If the allocation described in this clause (iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures satisfactory to such Issuing Bank (in its sole discretion).

(b)         Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative

Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)          Letters of Credit.  So long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend, modify or increase any Letter of Credit, unless the provisions of Section 2.18(a)(iii) eliminate any Fronting Exposure with respect to such Defaulting Lender or it has received assurances reasonably satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.18(a), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(a) (and such Defaulting Lender shall not participate therein).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                            Taxes.

(a)         Payments Free of Taxes.  Any and all payments made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law, provided that if the applicable Withholding Agent shall be required by applicable Law (as determined in good faith by the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 3.01) the applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)         Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties.  Without duplication of any additional amounts paid under Section 3.01(a), the Loan Parties shall indemnify each Agent, and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Agent, or such Lender, as the case may be, or required to be withheld or deducted from a payment to such Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Evidence of Payments.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders.  Each Lender (including an assignee) shall on or before the date on which it becomes a party to this Agreement, at such times other as are reasonably requested by the Borrower or the Administrative Agent and at the time or times prescribed by Law, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made under any Loan Document are subject to withholding Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable Withholding Agent or Borrower) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(i)(A), 3.01(e)(i)(B)(1)-(4) and 3.01(e)(i)(C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                                     Without limiting the generality of the foregoing:

(A)                               Each Lender (including an assignee) that is a United States person  (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(B)                               Each Lender (including an assignee) that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1)                                 (x) with respect to payments of interest under any Loan Document, two (2) duly completed original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, (or any successor forms) certifying that such Lender is not a U.S. Person and, to the extent applicable, is eligible for benefits of an income Tax treaty to which the United States is a party pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, two (2) duly completed original copies of the same form certifying that such Lender, to the extent applicable, is eligible for benefits of such tax treaty pursuant to the “business profits” or “other income” article of such tax treaty,

(2)                                 two (2) duly completed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) claiming that specified payments (as applicable) hereunder or any other Loan Documents (as applicable) constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States,

(3)                                 in the case of a Lender (including an assignee) claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code, (x) a certificate, in substantially the form of Exhibit F (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Borrower and the Administrative Agent, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) two (2) duly completed original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms),

(4)                                 to the extent a Lender is not the beneficial owner, two (2) duly completed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W- 8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other certification documents from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s), it being understood that a Lender need not provide certificates or supporting documentation from beneficial owner(s) if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income Tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding Taxes without providing such certificates or supporting documentation unless provision of such certificates or supporting documentation is required by applicable Law in order to support such a claim of exemption from or reduction to applicable withholding Taxes),

(5)                                 any other form prescribed by applicable requirements of U.S. federal income Tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or

(C)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)                                  Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding Tax or (2) notify Administrative Agent and the Borrower in writing of its legal inability to deliver any such forms, certificates or other evidence.

(iii)                               Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party, or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section, with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund and net of any Taxes payable by any indemnified party thereon), provided that such applicable Loan Party, upon the request of such indemnified party, agrees to repay to the indemnified party the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any indemnified party be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would put such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)          the Administrative Agent (and any assignee or successor) will deliver, to the Borrower, on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable, and in each case of (i) and (ii), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.

(h)         Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02                            Illegality.  If, on or after the Closing Date (or with respect to any Lender, if later, the date on which such Lender became a Lender), the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03                            Inability To Determine Rates.  If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i)                         the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)                      the Required Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent prior to 12:00 P.M. on the Business Day of the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as an Adjusted Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04                            Increased Costs and Reduced Return; Capital Adequacy.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)                         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii)                      subject the Administrative Agent or any Lender (or its Lending Office) to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to the Administrative Agent or such Lender in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)                   impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender (or its Lending Office) of making, converting to, continuing on or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender (or its Lending Office) or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered; provided that, with respect to any such costs incurred or reduction suffered in connection with a Change in Law, the Borrower will be required to make such payment only to the extent the Administrative Agent or the respective Lender generally requires similarly situated borrowers to which it is a lender to make similar payments.

(b)         Capital Requirements. Except with respect to any Taxes (which are addressed in Section 3.04(a)(ii)), if any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower will be required to make such payment only if the Administrative Agent or the respective Lender requires similarly situated borrowers to which it is a lender to make similar payments.

(c)          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delays in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date on which Borrower receives a certificate from such Lender notifying the Borrower of the Change in Law giving rise to such increased costs or reductions as provided in subsection (c) (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05                            Compensation for Losses.  Within thirty (30) days following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or out-of-pocket expense incurred by it as a result of:

(i)                         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                      any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)                   any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits from maintaining such broken contract and excluding any differential on an applicable margin on funds so redeployed but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate (with reasonable supporting detail) of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section 3.05 for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the loss, cost or expense and of such Lender’s intention to claim compensation thereof; provided, further, that, if a Change in Law giving rise to such loss, cost or expense is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06                            Base Rate Loans Substituted for Affected Eurodollar Loans.  If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five (5) Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07                            Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or gives a notice under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08                            Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder to the extent set forth in this Article III.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01                            Conditions to the Initial Borrowing.  The obligation of each Term Lender to make its Initial Term Loan, and of each Revolving Lender to make Revolving Loans, in each case on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent (except, in each case, to the extent requiring the delivery of documents or the performance of any action required to be delivered or performed by Section 6.16):

(a)         Executed Loan Documents.  The Administrative Agent shall have received duly executed counterparts from each party thereto of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Security Agreement; and (v) the Pledge Agreement.

(b)         Organization Documents; Secretary’s Certificate.  The Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent applicable; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date, to the extent applicable; (iii) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and certifying that such by-laws, limited partnership agreement or operating agreement has not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and are the only resolutions authorizing the execution, delivery and performance of the Loan Documents; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (iv) a certification of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (iii) above.

(c)          Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Sections 4.01(e),(g), (l) and (o).

(d)         Opinion of Counsel. On the Closing Date, the Administrative Agent shall have received a customary written opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(e)          Refinancing. The Closing Date Refinancing shall have been consummated or, substantially concurrently with the funding of the Initial Term Loans, shall be consummated, provided that up to $50,000 of the aggregate principal amount of the Target Subordinated Convertible Notes may remain outstanding.

(f)           [Reserved].

(g)          Material Adverse Change.  Since June 19, 2017, there shall not have occurred a Company   Material Adverse Effect.

(h)         Perfection  of  Personal  Property  Security  Interests  and  Pledges;  Search  Reports.  The Collateral Agent shall have received:

(i)                         a Perfection Certificate from each Loan Party;

(ii)                      appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii)                   copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent); and

(iv)                  subject to the proviso below, all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent;

provided that, to the extent any security interest in any Collateral to be provided by any Loan Party is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the Equity Interests of each Loan Party’s direct, material U.S. Wholly Owned Subsidiaries (other than the Equity Interests of the Target and its subsidiaries) that are required to be pledged pursuant to this Agreement and the other Loan Documents (and other assets of the Borrower and the Subsidiary Guarantors pursuant to which a lien may be perfected by the filing of a Form UCC-1 or such other financing statement) after the Loan Parties’ use of commercially reasonable efforts to do so or without undue burden or expense to such Loan Party, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Initial Term Loans on the Closing Date hereunder, but instead shall be required to be delivered within ninety (90) days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree); provided that the pledge and perfection of security interests in the Equity Interests in Target and its Subsidiaries shall be delivered within ten (10) Business Days after the Closing Date).

(i)             Solvency Certificate.  On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit J.

(j)            Financial Statements; Pro Forma Financial Statements.  The Lead Arranger shall have received (A) audited consolidated balance sheets and related statements of income and cash flows and stockholders’ equity of (i) the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 (the “Borrower Audited Financial Statements”) and (ii) the Target and its Subsidiaries for each of the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 (the “Target Audited Financial Statements”), (B) unaudited consolidated balance sheets and related statements of income and cash flows and stockholders’ equity of (i) the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2016 and at least 45 days prior to the Closing Date (the “Borrower Quarterly Financial Statements”) and (ii) Target and its Subsidiaries for each fiscal quarter ended after December 31, 2016 and at least 45 days prior to the Closing Date (the “Target Quarterly Financial Statements”) and (C) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of and for the period of four (4) consecutive fiscal quarters ending March 31, 2017, and pro forma consolidated statement of income of the Borrower and its Subsidiaries for fiscal quarter ending March 31, 2017 and the for the period of four (4) consecutive fiscal quarters ending December 31, 2016, in each case after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (the “Pro Forma Financial Statements”).

(k)         Payment of Fees.  All costs, fees and expenses (including, to the extent applicable, legal fees and expenses) and other compensation and amounts due and payable under the Commitment Letter, the Fee Letter and any ancillary or collateral agreements and payable to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Bookrunner and the Lenders or any of their respective Affiliates on or before the Closing Date shall have been paid or, contemporaneously with the funding of the Loans on the Closing Date, will be paid.

(l)             Representations and Warranties.  The Specified Representations shall be true and correct in all material respects, or, to the extent qualified by materiality or “Material Adverse Effect,” in all respects, as of the Closing Date (except in the case of any such representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects (or in all respects, as the case may be) as of the respective date or period) and the Specified Acquisition Representations shall be true and correct in all respects.

(m)     Patriot Act.  You shall have delivered, at least two (2) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Loan Parties that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Commitment Parties at least ten (10) Business Days prior to the Closing Date.

(n)         Notice of Borrowing.  The Borrower shall have delivered to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by Section 2.02.

(o)         The Acquisition. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any Facility on the Closing Date, in accordance with the terms of the Acquisition Agreement.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.02                            Conditions to All Borrowings.  The obligation of any Lender to make a Loan on the occasion of any Borrowing after the Closing Date is subject to the satisfaction or waiver of the following conditions:

(a)         Notice.  The Borrower shall have delivered an appropriate Notice of Borrowing in accordance with Section 2.02.

(b)         Representations and Warranties.  Except as otherwise set forth in Section 2.15(b)(i), the representations and warranties of the Borrower and the other Loan Parties contained in Article V of this Agreement and in any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection herewith, shall be (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished or are required to have been furnished after the Closing Date pursuant to subsections (a) and (b), respectively, of Section 6.01.

(c)          No Default.  Except as otherwise set forth in Section 2.15(b)(ii), no Defaults or Event of Default shall exist at the time of or immediately after giving effect to such proposed Borrowing or from the application of the proceeds thereof.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b) and (c) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date, after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.02:

Section 5.01                            Existence, Qualification and Power.  Each Group Company (i) is, except as set forth on Schedule 5.01, duly organized or incorporated, as the case may be, and validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority to (A) carry on its business as currently conducted, (B) execute, deliver and perform its obligations under the Loan Documents, to which it is a party and (C) consummate the Transactions, (iii) has all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) execute, deliver and perform its obligations under the Loan Documents, to which it is a party and (iv) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02                            Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document, to which such Person is party and the consummation of the Transactions (i) have been duly authorized by all necessary corporate, limited liability company or other organizational action and, if required, by all actions by shareholders, members or equity holders and (ii) do not and will not (A) violate or conflict with the terms of any of such Person’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except, in the case of this clause (B), any such conflict, breach or contravention could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (C) violate or conflict with any material applicable Law.

Section 5.03                            Governmental Authorization; Other Consents.  Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral and other consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date, no material approval, consent, exemption, authorization, registration, filing or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party or the consummation of the Transactions (including the provision of the Guaranty and the granting of the security interests in the Collateral by the Loan Parties).

Section 5.04                            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party or Subsidiary of the Borrower that is party thereto. This Agreement, constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party or such Subsidiary, enforceable against each Loan Party or Subsidiary of the Borrower that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.05                            Financial Condition; No Material Adverse Effect.

(a)         Audited and Unaudited Financial Statements.  (i) The Borrower Audited Financial Statements and the Target Audited Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of the respective dates thereof and their results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein.

(i)                         The Borrower Quarterly Financial Statements and Target Quarterly Statements (x) were prepared in accordance with GAAP, except as otherwise expressly noted therein and for normal year-end audit adjustments and absence of footnotes and (y) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of the date and for the period to which they relate.

(b)         Material Adverse Change.  Since December 31, 2016, there has been no event, condition, change or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          Pro Forma Financial Statements.  The Pro Forma Financial Statements have been prepared in good faith by the Borrower, based on the assumptions which are believed by the Borrower on the date they were made to be reasonable, are based on information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated consolidated financial position of the Borrower and its Consolidated Subsidiaries as of March 31, 2017 assuming that the Transactions had actually occurred on that date.

(d)         Projections.  As of the Closing Date, the projections (which include projected balance sheets and income and cash flow statements) set forth in all material respects the projected financial position of the Borrower and its Subsidiaries on an annual basis for the period from January 1, 2017 through December 31, 2020. The projections have been prepared in good faith, and, other than purchase accounting as it relates to the balance sheet, on a basis consistent with the financial statements referred to in subsection (a) above and based upon assumptions believed to be reasonable at the time made, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

Section 5.06                            Litigation.  Except as set forth on Schedule 5.06, there are no actions, claims, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened in writing against any Group Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.07                            Ownership of Property, Liens.

(a)         Generally.  Each Group Company has good title to, valid leasehold interests in, or license in, all its property material to its business, free and clear of all Liens, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The property of the Group Companies, taken as a whole, (a) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (b) constitutes all the property which is required for the business and operations of the Group Companies as presently conducted, in each case, to the extent that it could not be reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)         Real Property.  As of the date hereof, no Group Company owns fee title to any Real Property.

Section 5.08                            Environmental Matters.

(a)         Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)                         Each Group Company and their businesses, operations and property are in compliance with, and they have no liability under, Environmental Law;

(ii)                      Each Group Company has obtained, or has applied in a timely manner for, all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)                   There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Group Company or their predecessors in interest that could reasonably be expected to result in liability of any Group Company under, or noncompliance by any Group Company with, any Environmental Law;

(iv)                  There is no claim, demand, notice of violation, notice of potential responsibility, action, suit, investigation or proceeding involving allegations of non-compliance with, or liability under, any Environmental Law pending or, to the knowledge of any Group Company, threatened against any Group Company, or otherwise relating to any Real Property or facilities currently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Group Company or relating to the operations of any Group Company, and there are no actions, activities, circumstances, conditions, or occurrences that could reasonably be expected to form the basis of such matter;

(v)                     No Person with an indemnity or contribution obligation to any Group Company relating to compliance with, or liability under, Environmental Law is in default with respect to such obligation;

(vi)                  No Group Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any location;

(vii)               No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or other facilities or assets of any Group Company; and

(viii)            No Real Property or facility currently or, to the knowledge of the Loan Parties, formerly owned, operated or leased by the Group Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or Superfund Enterprise Management System or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum.

Section 5.09                            Insurance.  Schedule 5.09 sets forth a true, complete and correct description in all material respects of all insurance maintained by each Loan Party on the Closing Date. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of the Borrower’s officers.

Section 5.10                            Taxes.  Each Group Company has filed, or caused to be filed, all federal and state, provincial, local and foreign income Tax returns required to be filed and paid (i) all amounts of Taxes shown thereon to be due and (ii) all material other Taxes (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it (including in their capacity as a withholding agent), except for Taxes being contested in good faith through appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP, or for such failures to file or pay as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Group Company knows of any pending investigation, Tax audit or deficiencies of any Group Company by any taxing authority or proposed tax assessments against any Group Company that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.11                            ERISA; Employee Benefit Arrangements.

(a)         ERISA.

(i)                         Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Group Companies or any of their ERISA Affiliates have or could have any current or contingent liability with respect to any Plan or Multiemployer Plan.

(ii)                      Each Employee Benefit Arrangement complies in all respects with the applicable requirements of ERISA, the Code, and its terms, except to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(iii)                   Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur.

(iv)                  Except as required by applicable Laws, no Group Company has any liability with respect to any post-retirement benefit under a Welfare Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)         Employee Benefit Arrangements.

(i)                         All liabilities under the Employee Benefit Arrangements maintained or sponsored by any Group Company or ERISA Affiliate are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized (to the extent required by GAAP) in the financial statements most recently delivered or are required to have been delivered to the Administrative Agent pursuant to Section 6.01 or (D) estimated (to the extent required by GAAP) in the formal notes to the financial statements most recently delivered or are required to have been delivered to the Administrative Agent pursuant to Section 6.01, except where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ii)                      There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements maintained or sponsored by any Group Company or ERISA Affiliate which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

(iii)                   Each Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12                            Subsidiaries; Equity Interests.  Schedule 5.12 sets forth a complete and accurate list as of the Closing Date (after giving effect to the Transactions) of all Subsidiaries of the Borrower. Schedule 5.12 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is a Subsidiary Guarantor, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Group Company and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of the Borrower are validly issued, fully paid and non- assessable (to the extent applicable) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, those owned by the Borrower, directly or indirectly, are free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.12, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

Section 5.13                            Margin Regulations; Investment Company Act.

(a)         (i) No part of the proceeds of any Borrowing will be used, whether directly or indirectly, for any purpose that entails a violation of, or that is inconsistent with, Regulation T, U or X.

(ii)                      No Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)         None of the Group Companies is subject to regulation under the Investment Company Act of 1940, as amended. None of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) controlled by any such company.

Section 5.14                            Disclosure.  The written reports, financial statements, certificates and other written information (other than projections, budgets, forecasts, estimates and other forward looking information or information of a general economic or industry specific nature) furnished with respect to any Group Company by or on behalf of any Loan Party or by their respective representatives to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading, in each case in light of the circumstances under which they were made; provided that, with respect to projected financial information and other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance and are subject to uncertainties or contingencies, many of which are beyond the control of the Group Companies, that the Borrower makes no representation that such projections will be realized, and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

Section 5.15                            Compliance with Law.

(a)         Each Group Company is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property, operations or assets and all indentures, agreements and other instruments binding upon it or its property, except where such non-compliance could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)         Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: each Group Company holds all company permits, including all permits, licenses, franchises, approvals, registrations, authorizations and clearances necessary for each Group Company to conduct the business in which it is engaged, as such business is now conducted and is planned to be conducted.

(c)          Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the businesses of each Group Company are being conducted, to the knowledge of any of the Group Companies (to the extent business activities are being conducted by third parties), in compliance with all applicable Laws. No Group Company has received any written notification or communication from any Governmental Authority of noncompliance by, or liability of any Group Company under, any Laws, except where such noncompliance or liability could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.16                            Intellectual Property.  Except as set forth on Schedule 5.16, each Group Company owns, licenses or otherwise possesses the right to use, as applicable, all of the Intellectual Property that are used or useful in the operation of its respective business, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Group Company represents that Exhibit B to the Perfection Certificate sets forth a complete and accurate list of all material registered and applied for Intellectual Property owned by such Group Company as of the Closing Date. No Group Company is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any other Person, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, except as set forth on Schedule 5.16 or as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted, is pending or, to the knowledge of any Group Company, has been threatened challenging the ownership, enforceability, scope, validity, or use by any Group Company and each Subsidiary thereof of any such Intellectual Property.

Section 5.17                            Use of Proceeds.  The proceeds of (a) the Initial Term Loans borrowed on the Closing Date will be used on the Closing Date to (x) pay fees and expenses in connection with the Transactions and (y) fund the Transactions, (b) the Revolving Loans borrowed (x) on the Closing Date will be used to fund any original issue discount and/or upfront fees incurred pursuant to the flex provisions in the Fee Letter and (y) thereafter will be used to finance working capital needs and other general corporate purposes and (c) any Incremental Loans will be used by the Borrower for general corporate purposes and other legal purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions and other permitted Investments, permitted refinancings of Indebtedness, Consolidated Capital Expenditures and permitted Restricted Payments).

Section 5.18                            Solvency.  As of the Closing Date, the Borrower and its Subsidiaries (on  a consolidated basis) are and, immediately following the consummation of the Transactions and the financings related thereto, will be, Solvent.

Section 5.19                            Collateral Documents.

(a)         Article 9 Collateral.  Each of the Security Agreement and the Pledge Agreement, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC by filing or by possession or control thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and except for certain items of Collateral with respect to which such Lien may be perfected only by possession or control thereof and the failure of the Collateral Agent to have possession or control thereof is expressly permitted pursuant to the Security Agreement and/or Pledge Agreement, as applicable.

(b)         Intellectual Property.  When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, (i) the Grant of Security Interest in Patents, substantially in the form of Exhibit A to the Security Agreement, and the Grant of Security Interest in Trademarks, substantially in the form of Exhibit B to the Security Agreement, are filed in the United States Patent and Trademark Office, and (ii) the Grant of Security Interest in Copyrights, substantially in the form of Exhibit C to the Security Agreement, is filed in the United States Copyright Office, then the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the issued, registered or applied-for Patents, Trademarks, or Copyrights in the United States covered in such agreements, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on issued, registered or applied-for Patents, Trademarks, or Copyrights acquired by the Loan Parties after the Closing Date).

(c)          Status of Liens.  The Collateral Agent, for the benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and maintaining control or possession of Collateral to the extent required by the Collateral Documents and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

(d)         Mortgages.  Each Mortgage (if any), when executed and delivered, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Finance Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are recorded or filed, as applicable, in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

Section 5.20                            [Reserved].

Section 5.21                            Labor Matters.  There are no strikes, lockouts or slowdowns against any Group Company pending or, to the knowledge of any Group Company, threatened in writing that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Group Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, if applicable, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. As of the Closing Date, no Group Company is a party to or subject to any collective bargaining or other similar labor agreement.

Section 5.22                            Anti-Terrorism Laws; Sanctions; Foreign Corrupt Practices Act.

(a)         No Group Company nor any Affiliate of any Group Company, nor any of their respective directors or officers, nor, to the knowledge of the Group Companies, any of their respective employees or agents, is in violation of (i) any requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, the Patriot Act,  the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), or (ii) any applicable Sanctions.

(b)         No Group Company nor any Affiliate of any Group Company nor any of their respective directors, officers or employees nor, to the knowledge of the Loan Parties, any broker or other agent of any Group Company, is a “Sanctioned Person.”

(c)          No Group Company nor any Affiliate of any Group Company nor any of their respective directors, officers or employees, nor to the knowledge of the Loan Parties, any Affiliate, agent, director, officer, employee or other person acting, directly or indirectly, on behalf of any Group Company, has, in the course of its actions for, or on behalf of, any Group Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating  to  political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or other applicable anti-corruption law; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 5.23                            [Reserved].

Section 5.24                            Insolvency Events.  As of the Closing Date, no Group Company is subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, general settlement with creditors, reorganization or similar proceedings affecting the rights of creditors generally and no application has been made by any Group Company (or their respective directors) for the appointment of a receiver, trustee or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings.

Section 5.25                            Ownership in PA or VIEs.  The Borrower has no ownership interests in Teladoc Physicians, P.A. or any of the Borrower’s affiliated variable interest entities.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower agrees that until the Discharge of Senior Finance Obligations:

Section 6.01                            Financial Statements.  The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a)         Annual Financial Statements.  As soon as available and in any event no later than ninety (90) days after the end of (i) each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2017, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, the related consolidated statements of operations and stockholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form the consolidated figures for the preceding fiscal year in reasonable detail and in each case prepared in accordance with GAAP and audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception other than with respect to any upcoming maturity date of any Indebtedness under this Agreement or any potential inability to satisfy the financial covenants set forth in Section 7.15 on a future date or in a future period or any qualification or exception as to the scope of such audit and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year.

(b)         Interim Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2017, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such period, together with related consolidated statements of operations and a consolidated statement of cash flows for such period and the then elapsed portion of such fiscal year, setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year.

(c)          Budgets.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2017, consolidated budgets for the following fiscal year of the Borrower and its Consolidated Subsidiaries prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a quarterly basis for the current fiscal year.

(d)         Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on a U.S. government website or on the Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents and the documents shall be delivered at the time of such notification. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01, 6.02 or 6.03 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

(e)          Notwithstanding anything herein to the contrary, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (a) above, such delivery of such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent the specified information is contained therein and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (b) above, such delivery of such Form 10-Q shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent the specified information is contained therein. For the avoidance of doubt, such Form 10-K or Form 10-Q may, at the Borrower’s option, be delivered in accordance with clause (d) of this Section 6.01.

Section 6.02                            Certificates; Other Information.  The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a)         Compliance Certificate.  At the time of delivery of the financial statements provided for in Section 6.01(a) and for the financial statements provided for in Section 6.01(b) coinciding with the end of each fiscal quarter of the Borrower (commencing with the delivery of the financial statements for the fiscal quarter ending on September 30, 2017), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) demonstrating compliance with the financial covenant contained in Section 7.15(a) by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change.

(b)         [Reserved].

(c)          Excess Cash Flow.  No later than one hundred (100) days after the end of each Excess Cash Flow Period, a certificate of a Responsible Officer of the Borrower containing information regarding the calculation of Excess Cash Flow and Cumulative Retained Excess Cash Flow in reasonable detail for such Excess Cash Flow Period.

(d)         ERISA Reports.  Promptly upon request of the Administrative Agent following an ERISA Event that would reasonably be expected to result in a Material Adverse Effect, the most recently prepared actuarial reports in relation to the Plans for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction and such additional information concerning any Plan as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of the most recent annual report/return (Form 5500 series), as well as all schedules and attachments thereto filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(e)          [Reserved].

(f)           Other Information.  Promptly, from time to time, such other information reasonably available to the Group Companies regarding the operations, business affairs and financial condition of any Group Company, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 6.03                            Notices.  The Borrower will, promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent (and each Lender if there is then no incumbent Administrative Agent), and the Administrative Agent will in turn notify the Lenders:

(i)                         of the occurrence of any Default or Event of Default hereunder;

(ii)                      of (A) any breach or non-performance of, or any default under, any material Contractual Obligation of any Group Company, (B) any dispute, litigation, investigation, proceeding or suspension between any Group Company and any Governmental Authority or, to the knowledge of the Borrower, the threat against any Group Company of any of the foregoing in writing, (C) the commencement of, or any material adverse development in, or, to the knowledge of the Borrower, the written threat against any Group Company of, any litigation or proceeding affecting any Group Company, including pursuant to any Environmental Law, or (D) any violation of or noncompliance with any Law by any Group Company, in each case of subclauses (A) through (D) to the extent that the same has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(iii)                   of the occurrence of any ERISA Event with respect to a Group Company or any other ERISA Event that, in either case, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(iv)                  of the occurrence of a Material Adverse Effect or any event that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04                            Payment of Taxes and Related Items.  Each of the Group Companies will file all applicable Tax returns and pay and discharge all Taxes, claims, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties; provided, however, that no Group Company shall be required to file such Tax returns or pay any such Tax or governmental charge or levy (A) which is being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP or (B) to the extent failure to file such tax returns or make such payment could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05                            Preservation of Existence, etc.  Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower or other transaction permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in the case of a Subsidiary of the Borrower where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) preserve or renew all of its registered Patents, Trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06                            Maintenance of Properties.  Each Group Company will: (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.07                            Maintenance of Insurance.

(a)         Insurance Policies.  Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance, flood insurance and casualty insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are prudent in the good faith judgment of the officers of the Borrower. The Collateral Agent shall be named as additional insured, loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all business interruption or liability policies (other than worker’s compensation, director and officer liability or other policies in which such endorsements are not customary), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will use commercially reasonable efforts to give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be canceled (or ten (10) days’ prior written notice for cancellation due to non- payment), and, if such endorsement is available at reasonable cost, that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b)         Flood Insurance.  With respect to each Mortgaged Property (if any), obtain flood insurance in such total amount as is sufficient to comply with all applicable rules and regulations promulgated under the applicable federal flood insurance laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program.

Section 6.08                            Compliance with Laws and Contractual Obligations.  (a) Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Each of the Group Companies will perform and observe all terms and provisions of each Contractual Obligation (other than in respect of Indebtedness) to be performed or observed by it and maintain (to the extent necessary in the exercise of its reasonable business judgment) each such Contractual Obligation, except to the extent that the failure to perform or observe any such terms or provisions, or to maintain any such Contractual Obligations, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09                            Books and Records.  Each of the Group Companies will keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

Section 6.10                            Inspection Rights.  Each of the Group Companies will from time to time (but, if no Event of Default shall have occurred and be continuing, not more often than once per fiscal year of the Borrower at the Borrower’s expense) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that (1) when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and (2) representatives of any Lender may accompany the Administrative Agent, at such Lender’s expense.

Section 6.11                            Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.17.

Section 6.12                            Additional Loan Parties; Additional Security.

(a)         Additional Subsidiary Guarantors.  The Borrower will take, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower (other than Excluded Subsidiaries) are Subsidiary Guarantors not later than the times set forth herein. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary (other than an Excluded Subsidiary), or if any Excluded Subsidiary shall cease to be an Excluded Subsidiary, the Borrower, as soon as practicable and in any event within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or cessation, will provide the Collateral Agent with notice of such formation, acquisition or cessation and the Borrower will cause such Subsidiary to:

(i)                         within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or cessation, (A) execute an Accession Agreement pursuant to which such Subsidiary shall agree to become a “Subsidiary Guarantor” under the Guaranty; a “Subsidiary Guarantor” under the Security Agreement; and a “Subsidiary Guarantor” under the Pledge Agreement; and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary and (B) take all actions required to be taken by such Collateral Documents to perfect the Liens granted thereunder; and

(ii)                      deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 of this Agreement on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested in order to evidence compliance with this Section 6.12.

(b)         Additional Security. (i) The Borrower will, and will cause each of its Subsidiaries which is, or becomes, a Subsidiary Guarantor to cause, all or substantially all personal property (other than any personal property expressly excluded from the definition of “Collateral” in the Security Agreement or any other Collateral Document), to be subject at all times to perfected Liens in favor of the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents, or such other security agreements, pledge agreements, control agreements or similar collateral documents as the Collateral Agent shall reasonably request to create or perfect its Liens on the Collateral (collectively, the “Additional Collateral Documents”). In the event that any Loan Party acquires any owned Real Property after the Closing Date having a fair market value in excess of $1,000,000, the Borrower agrees to promptly (but in no event later than thirty (30) days after the acquisition thereof) provide the Administrative Agent with written notice of such acquisition, setting forth in reasonable detail the location and a description of the Real Property so acquired. The Borrower or the applicable Subsidiary Guarantor will cause to be delivered to the Collateral Agent with respect to such Real Property, a Mortgage or other appropriate instrument under applicable law sufficient to create a valid first priority Lien (except as otherwise permitted by the definition of Permitted Liens) of record on such Real Property, as well as Surveys, title insurance policies, local counsel opinions, flood insurance certificates, and other customary instruments, certificates existing environmental assessments, and documents, as are in form and substance reasonably requested by the Collateral Agent.  Without limiting the generality of the foregoing, the Borrower will cause, and will cause each of its Subsidiaries that is or becomes a Subsidiary Guarantor to cause, 100% of the Equity Interests owned by them of each of their respective direct and indirect Domestic Subsidiaries (other than any (i) CFC Holdco or (ii) any Domestic Subsidiary of a CFC) and, with respect to each Foreign Subsidiary that is a CFC or a CFC Holdco or each Domestic Subsidiary that is a CFC Holdco, 65% of each class of Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) directly owned by the Borrower or a Subsidiary Guarantor and 100% of each class of Equity Interests of such CFC or CFC Holdco not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) directly owned by the Borrower or a Subsidiary Guarantor, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, subject only to Permitted Liens described in Section 7.02(ii), (iii), (iv), (xv), (xxiv) or (xxv).

(ii)                      All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed on the Closing Date and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgage liens subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all Taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.

(iii)                   Notwithstanding anything contained in this Section 6.12(b), the Collateral Agent and the Borrower may exclude assets from the Collateral and that the Borrower shall not be required to deliver any Additional Collateral Documents, if, as reasonably determined by the Collateral Agent and the Borrower, the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded to the Finance Parties thereby.

(c)          Real Property Appraisals.  If the Collateral Agent reasonably determines that it or any of the Finance Parties are required by Law or regulation to have appraisals prepared in respect of the owned Real Property of any Group Company constituting Collateral, appraisals shall be obtained in satisfaction of the applicable requirements set forth in 12 C.F.R., Part 34 — Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance compliant with such requirements.

(d)         Completion of Actions.  The Borrower agrees that each action required by Section 6.12(b) shall be completed as soon as reasonably practicable, but in no event later than sixty (60) days (or, in the case of delivery of Mortgages, ninety (90) days) (or, in either case, such later date as determined by the Administrative Agent in its sole discretion) after such action is either requested to be taken by the Collateral Agent or required to be taken by the Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13                            Further Assurances.

(a)         Promptly, upon the reasonable request of the Administrative Agent (on behalf of itself or of any Lender) or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Finance Documents, in each case, to the extent not inconsistent with the terms of any Finance Document.

(b)         In connection with any change (i) in any Loan Party’s legal name, (ii) in the location of the Borrower’s chief executive office, (iii) in any Loan Party’s organizational identification number, if any, or (iv) in any Loan Party’s corporate form, jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), (A) such Loan Party shall give the Collateral Agent and the Administrative Agent prompt written notice (which shall in any event be given within thirty (30) days, or such greater notice period agreed to in writing by the Collateral Agent in its sole discretion, after such change) clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) such Loan Party shall promptly take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Finance Parties in the Collateral, if applicable. The Borrower shall not, and shall not permit any other Loan Party to, in any event change its name, corporate form, organizational structure or location (determined as provided in Section 9-307 of the UCC), if such change would cause the Security Interest (as defined in the Security Agreement) in favor of the Collateral Agent, in any Collateral to lapse or cease to be perfected unless such Loan Party has taken on or before the date of lapse all actions necessary to ensure that such Security Interest in the Collateral does not lapse or cease to be perfected. The Borrower agrees that it shall, and shall cause each Loan Party to, promptly and in any event within thirty (30) days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) of such change provide the Collateral Agent with certified Organization Documents reflecting any of the changes (other than location) described in the preceding sentence.

Section 6.14                            Quarterly Lenders Conference Call.  Within thirty (30) days after the delivery of the financial statements pursuant to Sections 6.01(a) or 6.01(b), host a conference call with representatives of the Administrative Agent and the Lenders, to be held at such time as reasonably designated by the Borrower (in consultation with the Administrative Agent), for the discussion of the financial results of the previous fiscal quarter and the year-to-date financial condition of the Group  Companies, including a reasonable “question and answer” period.

Section 6.15                            [Reserved].

Section 6.16                            Post Closing Matters.  The Borrower and each of the other  Loan  Parties,  as applicable, will execute and deliver the documents and complete the tasks set forth on Schedule 6.16, in each case, within the time limits specified therein (in each case, as extended by the Administrative Agent in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

The Borrower agrees that until the Discharge of Senior Finance Obligations:

Section 7.01                            Limitation on Indebtedness.  None of the Group Companies will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i)                         Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”);

(ii)                      Indebtedness of the Loan Parties under this Agreement and the other Loan Documents, including any Incremental Loans incurred pursuant to Section 2.15 and Extended Term Loans and Extended Revolving Loans incurred pursuant to Section 2.16;

(iii)                   Purchase Money Indebtedness, Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Subsidiaries, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of capital assets, in each case incurred after the Closing Date and Attributable Indebtedness in respect of Sale/Leaseback Transactions of the Borrower and its Subsidiaries permitted pursuant to Section 7.12; provided that (x) the aggregate amount of all such Indebtedness incurred pursuant to this clause (iii) does not exceed $5,000,000 at any time outstanding and (y) no Lien securing any such Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed (and accessions thereto) and proceeds and products thereof (provided that individual financings of equipment provided by any lender may be cross-collateralized to other financings of equipment provided by such lender);

(iv)                  (A) Indebtedness of the Borrower or its Subsidiaries secured solely by Liens granted pursuant to clauses (xvi), (xvii) and/or (xviii) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Business Acquisition which is assumed by the Borrower or a Subsidiary of the Borrower in such Business Acquisition; provided that such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Business Acquisition, and (B) so long as no Default or Event of Default is continuing at the time of, or would result from, the incurrence of such Indebtedness, Indebtedness incurred to finance a Business Acquisition, provided that (a) the aggregate amount of all Indebtedness incurred pursuant to this clause (iv) does not exceed $10,000,000 at any time outstanding, (b) the aggregate outstanding principal amount of Indebtedness of any Group Companies that are not Loan Parties in reliance on this clause (iv), together with Indebtedness of any Group Companies that are not Loan Parties in reliance upon clauses (xvii) below, shall not exceed $10,000,000 in aggregate principal amount outstanding and (c) solely with respect to clause (B) above, the final maturity of Indebtedness incurred under this clause (iv) is equal to or later than the Maturity Date applicable to the Initial Term Loans (and in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to the initial Maturity Date of the Revolving Facility);

(v)                     unsecured Indebtedness under the Target Subordinated Convertible Notes, in an aggregate principal amount not to exceed $50,000;

(vi)                  any Permitted Refinancing of Indebtedness permitted under clause (i), (iii) or (iv) above (but without duplication of amounts outstanding pursuant to such clauses);

(vii)               Indebtedness of the Borrower or any of the Subsidiaries that may be deemed to exist (including, without duplication, any contingent liabilities in respect thereof) in connection with agreements providing for indemnification, purchase price adjustments, earn-out, “milestone”, non- compete, consulting, deferred compensation and similar obligations in connection with acquisitions or sales of assets and/or businesses permitted under this Agreement;

(viii)            Swap Obligations of the Borrower or any of its Subsidiaries under Swap Agreements to the extent entered into in order to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes;

(ix)                  Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period (plus additional fees and costs imposed by virtue of being paid in installments) in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(x)                     Indebtedness consisting of Guaranty Obligations incurred (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Permitted Acquisitions, other Investments permitted by Section 7.06 or Permitted Joint Ventures of, any Subsidiary Guarantor, (B) by any Subsidiary Guarantor in respect of Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or any other Subsidiary Guarantor, (C) by any Subsidiary of the Borrower that is not a Loan Party in respect of the Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Permitted Acquisitions, other Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or any other Subsidiary of the Borrower; and (D) by any Loan Party in respect of Indebtedness, leases or other ordinary course obligations not prohibited to be incurred by, or obligations in respect of Permitted Acquisitions, other Investments permitted by Section 7.06 or Permitted Joint Ventures of, any Subsidiary that is not a Loan Party, in each case, to the extent constituting an Investment permitted pursuant to Section 7.06 (other than Section 7.06(a)(viii);

(xi)                  intercompany Indebtedness to the extent permitted by Section 7.06(a)(viii);

(xii)               (A) Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within five (5) Business Days after receipt of notice of its incurrence and (2) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence, and (B) obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent in the Ordinary Course of Business and on terms and conditions which are within the general parameters customary in the banking industry, in connection with Cash Management Services or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiii)            unsecured subordinated Indebtedness of the Borrower at any time outstanding owing to any then existing or former director, officer, employee, independent contractor, manager or consultant of the Borrower or its Subsidiaries (or their estates, spouses or former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest or Equity Equivalent of the Borrower held by them to the extent such repurchase, redemption or other acquisition or retirement for value is permitted by Section 7.07, in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(xiv)           contingent obligations under or in respect of (A) surety bonds, appeal bonds, performance and return-of-money bonds, workers’ compensation claims, self-insurance obligations, bankers’ acceptances and letters of credit or (B) guarantees or obligations with respect to letters of credit and other similar obligations, in each case, incurred in the Ordinary Course of Business in connection with bids, projects, licenses, leases and other commercial contracts;

(xv)              Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower and its respective Subsidiaries incurred in the Ordinary Course of Business;

(xvi)           the Unsecured Notes in an aggregate principal amount not to exceed $275,000,000, and any Permitted Refinancing Indebtedness in respect (but without duplication of amounts outstanding under such Unsecured Notes) thereof;

(xvii)        unsecured Indebtedness incurred by Group Companies in an aggregate outstanding amount not to exceed $25,000,000 so long as, both before and after giving effect to the incurrence thereof,(A) no Default or Event of Default shall have occurred and be continuing, (B) the Total Leverage Ratio, determined on a Pro Forma Basis shall not be greater than 6.00:1.00 (excluding, for purposes of such calculation, proceeds from such incurrence of Indebtedness from any Unrestricted Cash and Cash Equivalents permitted to be netted in the calculation of such ratio), (C) such Indebtedness shall have a final maturity date occurring more than ninety-one (91) days following the Latest Maturity Date then in effect, (D) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of any Class of Term Loans outstanding at the time of incurrence of such Indebtedness, (E) none of the Borrower’s Subsidiaries is a borrower or guarantor with respect to any such Indebtedness unless (x) such guaranty is on an unsecured basis and (y) such Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower’s Senior Credit Obligations hereunder and (F) such Indebtedness shall not require any mandatory repayment, redemption, repurchase or defeasance (other than customary change of control, asset sale, fundamental change, event or casualty or condemnation event offers, customary acceleration any time after an event of default and customary conversion rights into Equity Interests of the Borrower (other than Disqualified Capital Stock)); provided that the aggregate outstanding principal amount of such unsecured Indebtedness of Group Companies that are not Loan Parties shall not exceed $10,000,000;

(xviii)     Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000 outstanding at any time;

(xix)           Indebtedness not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $10,000,000 outstanding at any time; and

(xx)              all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix) above.

Section 7.02                            Restriction on Liens.  None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i)                         Liens existing on the Closing Date and listed on Schedule 7.02 and any modifications, refinancings, replacements, substitutions renewals or extensions thereof; provided that (A) any such modification, refinancing, replacement, substitution, renewal or extension of any such Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01, (y) proceeds and products thereof and (z) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (B) the refinancing, replacement, substitution, modification, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(ii)                      Liens created by the Collateral Documents securing the Finance Obligations;

(iii)                   Liens for Taxes, assessments and other governmental charges or levies (A) which are not overdue for a period of more than sixty (60) days or (B) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(iv)                  Liens imposed by Law securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the Ordinary Course of Business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries, (B) are otherwise being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien or (C) secure amounts not overdue for a period of more than sixty (60) days;

(v)                     Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the Ordinary Course of Business;

(vi)                  Liens and deposits securing obligations in respect of surety bonds (other than appeal bonds and bonds posted in connection with court proceedings or judgments), customs bonds, statutory obligations to Governmental Authorities, utilities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(vii)               pledges or deposits of cash and Cash Equivalents securing deductibles, self- insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the Ordinary Course of Business;

(viii)            Liens on (A) insurance premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(ix);

(ix)                  Liens arising solely by virtue of any contract, statutory or common Law provision, in each case relating to banker’s liens, rights of setoff or similar rights, in each case incurred in the Ordinary Course of Business, including Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(x)                     licenses permitted pursuant to Section 7.05(xiii);

(xi)                  municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

(xii)               Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor under any license or a lessor or sublessor under, Operating Leases not prohibited by this Agreement;

(xiii)            Liens arising from judgments, decrees or attachments (or securing of appeal bonds and bonds posted in connection with court proceedings or judgments with respect thereto) in circumstances not constituting an Event of Default under Section 8.01(g);

(xiv)           Liens securing Indebtedness permitted to be incurred under Section 7.01(i) (so long as such Liens do not extend beyond the property which secured such Indebtedness as of the Closing Date; provided that individual financings of equipment provided by one lender may be cross- collateralized to other financings of equipment provided by such lender), and Section 7.01(iii) (so long as such Liens attach to the property or asset so financed within 270 days of the related incurrence of Indebtedness) and Section 7.01(vi) (so long as the Lien securing such Permitted Refinancing does not extend beyond the property which secured the Indebtedness which is being refinanced, provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and which does not extend to any assets other than those of such Person;

(xv)              any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person and other than proceeds thereof or improvements thereof;

(xvi)           any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries of the Borrower) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person and other than proceeds thereof or improvements thereof;

(xvii)        any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xviii)     Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, an Investment permitted by Section 7.06 or a Permitted Joint Venture;

(xix)           Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(xx)              Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Company in the Ordinary Course of Business in accordance with past practices of such Group Company;

(xxi)           licenses or leases of the properties of any Group Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the Ordinary Course of Business of such Group Company so long as such licenses or leases and rights do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Group Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(xxii)        Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property, or in the case of any Mortgaged Property, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Collateral Agent;

(xxiii)     (A) in connection with any disposition or license not prohibited by Section 7.05, customary rights and restrictions contained in agreements relating to such disposition pending the completion thereof (or in the case of a license, during the term thereof), and (B) any option or other agreement to dispose or license any asset provided that such disposition or license is permitted under Section 7.05;

(xxiv)    in the case of (A) any Subsidiary that is not a Wholly Owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organization Documents of such Subsidiary or such other Person or any related joint venture, shareholders’, investors’ rights or similar agreement;

(xxv)       Liens on the assets of Foreign Subsidiaries that secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted hereunder; and

(xxvi)    [Reserved]

(xxvii) other Liens so long as the aggregate amount of the obligations or liabilities secured thereby does not exceed $10,000,000 at any time outstanding.

Section 7.03                            Nature of Business.  None of the Group Companies will engage in any business other than the business conducted by such Persons as of the Closing Date after giving effect to the Transactions, and other businesses, directly related thereto and similar, complementary or related businesses.

Section 7.04                            Consolidation, Merger and Dissolution.  Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will merge or consolidate or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i)                         any Subsidiary of the Borrower may merge with and into, or be voluntarily consolidated, dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Subsidiary so merged, consolidated, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(ii)                      any Subsidiary of the Borrower may merge with and into, or be voluntarily consolidated, dissolved or liquidated into, any other Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors,  a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iii)                   the Borrower or any Subsidiary of the Borrower may merge with any Person in connection with a Business Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person in such merger or the continuing or surviving Person in such merger shall, within the time periods required pursuant to Section 6.12, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (C) the Loan Parties shall be in compliance with the terms of Section 6.12;

(iv)                  any Subsidiary of the Borrower may merge with any Person in connection with an Investment permitted by Section 7.06 or Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person in such merger or the continuing or surviving Person in such merger shall, within the time periods required pursuant to Section 6.12, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, and (B) the Loan Parties shall be in compliance with the terms of Section 6.12;

(v)                     (A) any Subsidiary of the Borrower that is not a Loan Party may merge or consolidate with or into any other Subsidiary of the Borrower that is not a Loan Party and (B) any Subsidiary of the Borrower may liquidate, wind up or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Group Companies and is not materially disadvantageous to the Lenders, provided that in the case of this clause (B), the Person who receives the assets of any dissolving, liquidating or winding up any Subsidiary of the Borrower that is a Subsidiary Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or Section 7.06;

(vi)                  any Subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary of the Borrower, provided that if the transferor in such transaction is a Loan Party, then either (A) the transferee must be a Loan Party or (B) to the extent consisting of an Investment, such Investment must be a permitted Investment in a Subsidiary of the Borrower that is not a Loan Party in accordance with Section 7.06; and

(vii)               any Subsidiary of the Borrower may effectuate a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Asset Disposition, the purpose of which is to effectuate an Asset Disposition permitted under Section 7.05.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of the Borrower which is not a Loan Party into a Loan Party, the Loan Parties must be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted under this Section 7.04 which results in a Change of Control.

Section 7.05                            Asset Dispositions.  None of the Group Companies will make any Asset Disposition; provided that:

(i)                         any Group Company may sell or otherwise dispose of inventory and other assets related to such inventory of the Borrower and its Subsidiaries, in each case, in the Ordinary Course of Business;

(ii)                      any Group Company may make any Asset Disposition to any Loan Party;

(iii)                   the Group Companies may liquidate or sell cash and Cash Equivalents;

(iv)                  any Group Company may dispose of machinery, equipment or other assets of a similar type in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower and which will be reasonably promptly replaced or upgraded with machinery, equipment or other such other assets used or useful in the Ordinary Course of Business of and owned by such Group Company;

(v)                     any Group Company may dispose of (w) surplus, obsolete or worn-out assets no longer used or useful in the conduct of the Borrower or any of its Subsidiaries or otherwise economically impractical to maintain, in each case, in the Ordinary Course of Business in an aggregate amount for this clause (w) not to exceed $2,000,000 in any fiscal year of the Borrower, (x) non-core assets, divisions or lines of business acquired in Business Acquisitions or the Transactions in an aggregate amount for this clause (x) not to exceed $4,000,000 in any fiscal year of the Borrower, (y) any machinery or equipment purchased at the end of an operating lease and resold thereafter and (z) minority Investments and Investments in joint ventures to the extent required by, or made pursuant to, stockholders agreements or buy/sell arrangements between joint ventures or similar parties set forth in the relevant stockholders, joint venture arrangements and/or similar binding arrangements;

(vi)                  any Subsidiary of the Borrower that is not a Subsidiary Guarantor may make any Asset Disposition (including any such transaction effected by way of merger or consolidation) to any other Subsidiary of the Borrower or to the Borrower;

(vii)               any Subsidiary of the Borrower may issue Equity Interests in such Subsidiary to the extent constituting Nominal Shares;

(viii)            any Group Company may transfer assets as a part of the consideration for Investments to the extent permitted by Section 7.06 (other than Section 7.06(a)(ii)) and so long as the fair market value thereof is applied to reduce capacity under the relevant provisions of Section 7.06;

(ix)                  Asset Dispositions effected by transactions pursuant to Section 7.04 shall be permitted;

(x)                     Liens granted in compliance with Section 7.02 and Investments made in compliance with Section 7.06 shall be permitted;

(xi)                  any Group Company may lease, as lessor or sublessor, or non-exclusively license, as licensor or sublicensor, real or personal property in the Ordinary Course of Business, that do not materially interfere with the business of the Borrower or its Subsidiaries;

(xii)               any Group Company may sell or discount, without recourse, receivables and similar obligations in the Ordinary Course of Business and not as part of an accounts receivable financing transaction;

(xiii)            any Group Company may, in the Ordinary Course of Business, non-exclusively license and sublicense Intellectual Property;

(xiv)           any Group Company may enter into any Sale/Leaseback Transaction permitted by Section 7.01 or Section 7.12;

(xv)              any Group Company may make Asset Dispositions to any other Group Company or Permitted Joint Venture which is not a Subsidiary Guarantor where such Asset Disposition constitutes an Investment permitted by Section 7.06(a);

(xvi)           [Reserved]

(xvii)        any Group Company may make any other Asset Disposition for at least fair market value (as determined in good faith by the Borrower); provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents and is received at the time of the consummation of such Asset Disposition (provided, however, that for purposes of this clause (xvii)(A), the following shall be deemed to be cash: (1) the assumption by the transferee of Indebtedness or other liabilities (other than Indebtedness and liabilities that are by their terms subordinated to the Senior Credit Obligations) contingent or otherwise of the Borrower or any of its Subsidiaries in connection with such Asset Disposition and (2) aggregate non-cash consideration received by the Borrower and its Subsidiaries for all Asset Dispositions under this clause (xvii) having a fair market value (as determined in good faith by the Borrower as of the closing of the applicable Asset Disposition for which non-cash consideration is received) not to exceed $5,000,000 (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration)) and (B) no Default or Event of Default is then in existence or would otherwise arise therefrom; provided further that the proceeds of any such Asset Disposition shall be applied to prepayment of the Loans to the extent required under Section 2.09(c)(iii);

(xviii)     [Reserved];

(xix)           [Reserved]; and

(xx)              the Group Companies may surrender or waive contractual rights and settle or waive contractual or litigation claims in the Ordinary Course of Business.

Upon consummation of an Asset Disposition to a Person that is not, and that is not required to be, a Loan Party by a Group Company permitted under this Section 7.05 (other than clause (xi) or (xiii)), the Lien created thereon under the Collateral Documents (but not the Lien on any proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of any Subsidiary of the Borrower being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06                            Investments.

(a)         Investments.  None of the Group Companies will hold, make or acquire any Investment in any Person other than itself, except the following:

(i)                         Investments existing on the Closing Date disclosed on Schedule 7.06 and Investments existing on the Closing Date in Persons which are Subsidiaries of the Borrower on the Closing Date, in each case, together with and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the amount of such Investment;

(ii)                      any Group Company may invest in cash (including cash held in deposit accounts) and Cash Equivalents;

(iii)                   the Borrower and each Subsidiary of the Borrower may acquire and hold trade licenses (whether exclusive or non-exclusive), receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;

(iv)                  the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including obligations evidencing Indebtedness) received in connection with the settlement of accounts arising in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(v)                     loans and advances to officers, directors or employees of the Group Companies in the Ordinary Course of Business in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(vi)                  any Group Company may make deposits in the Ordinary Course of Business consistent with past practices to secure the performance of operating leases, payment of  utility contracts and obligations under licenses and commercial contracts;

(vii)               loans by any Group Company to officers, directors and employees of the Group Companies 100% of the proceeds of which are used to purchase the Borrower’s Equity Interests or the Borrower’s Equity Equivalents (other than Disqualified Capital Stock);

(viii)            consistent with the provisions of this Agreement, (A) any Loan Party may make Investments in any other Loan Party, (B) any Subsidiary of the Borrower that is not a Loan Party may make Investments in the Borrower or any Subsidiary of the Borrower and (C) any Loan Party may make Investments in any other Subsidiary of the Borrower that is not a Loan Party, provided that the aggregate amount of Investments in Subsidiaries of the Borrower that are not Loan Parties pursuant to this clause (C), as valued at cost at the time each such Investment is made, shall not exceed $10,000,000; provided that, in each case, (A) any intercompany Indebtedness shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit H or such other form reasonably satisfactory to the Administrative Agent), (B) in the case of intercompany Indebtedness owed by a Loan Party, such intercompany Indebtedness shall be unsecured and subordinated in right of payment to the Discharge of Senior Finance Obligations pursuant to the terms of such promissory note and (C) in the case of intercompany Indebtedness owed to a Loan Party, such promissory note evidencing intercompany loans shall be pledged to the Collateral Agent pursuant to the Pledge Agreement to the extent required thereby;

(ix)                  Guaranty Obligations permitted by Section 7.01(x) and the Swap Obligations permitted under Section 7.01(vi);

(x)                     Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xi)                  the Borrower and its Subsidiaries may make Investments constituting Permitted Acquisitions;

(xii)               the Borrower and its Subsidiaries may engage in asset swaps in the Ordinary Course of Business; provided that to the extent the assets disposed of constitute Collateral, the Borrower complies with the requirements of Section 6.12 with respect to the assets received in exchange for the Collateral so disposed of;

(xiii)            Investments of any Person in existence at the time such Person becomes a Subsidiary, so long as such Investments are not made in contemplation of such Person becoming a Subsidiary;

(xiv)           Guaranties by the Borrower or any of its Subsidiaries of leases or other ordinary course obligations (in each case excluding Indebtedness);

(xv)              [Reserved];

(xvi)           Investments by the Borrower and its Subsidiaries in Permitted Joint Ventures, provided that the aggregate outstanding amount of such Investments, as valued at the time each such Investment is made, shall not exceed $15,000,000;

(xvii)        so long as no Event of Default has occurred and is continuing or would result therefrom, additional Investments (including, without limitation, Business Acquisitions, whether or not constituting a Permitted Acquisition) in an aggregate amount not to exceed the Available Amount at such time; provided, that the aggregate amount of Investments made in reliance with this clause (xvii) that constitute (x) an acquisition of Equity Interests in a Person that is or becomes a Subsidiary but is not (and does not become) a Subsidiary Guarantor and/or (y) an Investment in a Subsidiary that is not a Loan Party, together with the aggregate Acquisition Consideration (or allocated share of the aggregate Acquisition Consideration) in respect of any Business Acquisition permitted pursuant to clause (xii) above in which the Person acquired in such Business Acquisition did not become a Subsidiary Guarantor and/or the assets acquired in such Business Acquisition were not pledged as Collateral (but only as to the amounts of such assets that were not pledged as Collateral) in accordance with Section 6.12 shall not exceed $10,000,000;

(xviii)     Investments consisting of Indebtedness, Liens, fundamental changes, Asset Dispositions and Restricted Payments permitted (other than by reference to Section 7.06) under Section 7.01, Section 7.02, Section 7.04, Section 7.05 and Section 7.07, respectively;

(xix)           Investments held by a Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into a Group Company in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of, or in connection with, such acquisition or merger and were in existence at the date of such acquisition or merger;

(xx)              Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower (other than Disqualified Capital Stock) or with the proceeds received by the Borrower from the issuance of its Qualified Capital Stock;

(xxi)           the establishment or creation of a Subsidiary in compliance with Section 6.12;

(xxii)        Investments necessary to consummate the Transactions; and

(xxiii)     other Investments in an aggregate outstanding amount not to exceed $15,000,000 at any time;

provided that no Group Company may make or own any Investment in Margin Stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(b)         [Reserved].

Section 7.07                            Restricted Payments, etc.  None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests or Equity Equivalents (exclusive of Disqualified Capital Stock) of such Person), except that:

(i)                         any direct or indirect Wholly Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower;

(ii)                      any direct or indirect non-Wholly Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests or to any Subsidiary of the Borrower included in any consolidated, affiliated, combined or unitary group filing a Tax return with the Borrower or any

Subsidiary of the Borrower, but only to the extent and in an amount necessary for such Subsidiary or, ultimately, the Borrower, to discharge any Tax liability attributable to such non-Wholly Owned Subsidiary;

(iii)                   the Borrower may make cash Restricted Payments solely to purchase, redeem, retire, acquire, cancel, terminate or repurchase Equity Interests (or Equity Equivalents) in the Borrower or to make payments on any notes issued to redeem such Equity Interests or Equity Equivalents from (I) present or former officers, employees, directors, managers or consultants of any Group Company (or their estates, spouses or former spouses, other immediate family members, estate planning vehicles, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) following the death, permanent disability, retirement or termination of employment of any such Person or otherwise or (II) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other holders of Equity Interests or Equity Equivalents in the Borrower; provided that in all such cases the aggregate amount of all cash paid in respect of all such Equity Interests (and Equity Equivalents) so redeemed or repurchased and all such payments on any such notes pursuant to this clause (iii) does not exceed $2,000,000 in any fiscal year of the Borrower;

(iv)                  any Group Company may make additional Restricted Payments in an aggregate amount during the term of this Agreement not exceeding the amount of Net Cash Proceeds received during the term of this Agreement from any substantially contemporaneous Equity Issuance of the Borrower (other than an Equity Issuance of Disqualified Capital Stock) Not Otherwise Applied immediately prior to the time of the making of such Restricted Payment so long as no Default or Event of Default then exists or would be caused thereby;

(v)                     the Borrower may make cash Restricted Payments constituting de minimis cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or in connection with any dividend, split or combination of Equity Interests or a Permitted Acquisition;

(vi)                  to the extent constituting Restricted Payments, the Group Companies may enter into and consummate transactions expressly permitted by Section 7.04, Section 7.05 or Section 7.06 (in each case, other than by reference to this Section 7.07);

(vii)               the Group Companies may pay dividends or distributions within thirty (30) days of the date of declaration thereof, if at the date of declaration thereof such payment would have complied with the provisions of this Agreement;

(viii)            to the extent constituting Restricted Payments, the Group Companies may pay contingent liabilities in respect of any adjustment of purchase price, earn-outs, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions;

(ix)                  repurchases of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon the exercise of stock options or warrants may be made if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x)                     the Borrower may (a) accept Equity Interests in the Borrower to satisfy the withholding tax obligations of the holder of such Equity Interests upon settlement of such Equity Interests or (b) effect a net settlement of Equity Interests in the Borrower upon the exercise of such Equity Interests to cover the exercise price or tax withholding of such Equity Interests, in each case in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower;

(xi)                  the Borrower may effectuate any conversion of the Unsecured Notes in accordance with the indenture related thereto, including, for the avoidance of doubt, the making of cash payments in connection therewith;

(xii)               so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) both before and after giving effect to the making thereof, the Total Leverage Ratio, determined on a Pro Forma Basis shall not exceed 6.00:1.00, additional Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; and

(xiii)            the Group Companies may distribute (for no consideration) shares of Equity Interests of the Borrower held by them as of the Closing Date to the Borrower (or to any other Group Company to effect such distribution to the Borrower).

Section 7.08                            Amendments of Certain Agreements; Prepayments of Indebtedness, etc.

(a)         Amendments of Certain Agreements.  None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of (i) any material Subordinated Indebtedness or (ii) Indebtedness outstanding in reliance on Section 7.01(xvi) or 7.01(xvii); provided, however, that any change in term or interest rates of any intercompany Indebtedness, shall be deemed to be materially adverse to the interests of the Senior Credit Parties.

(b)         Prohibition Against Certain Payments of Principal and Interest of Indebtedness.  None of the Group Companies will, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), any Junior Financing with an aggregate principal amount in excess of $10,000,000; provided that the foregoing shall not prohibit (i) any such prepayments, redemptions, purchases, defeasements or other satisfaction of Junior Financing in an aggregate amount not to exceed the Available Amount at such time so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) both before and after giving effect to the making thereof, the Total Leverage Ratio, determined on a Pro Forma Basis shall not exceed 6.00:1.00, (ii) conversion of the Unsecured Notes in accordance with the indenture related thereto, including, for the avoidance of doubt, the making of cash payments in connection therewith, or (iii) any Permitted Refinancing of Junior Financing.

Section 7.09                            Transactions with Affiliates.  None of the Group Companies will engage in any transaction or series of transactions with any Affiliate of the Borrower, other than:

(i)                         issuance by the Borrower of Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) upon conversion of convertible Indebtedness of the Borrower permitted hereunder;

(ii)                      transactions expressly permitted by Sections 7.01(xiii) and (xv), and Sections 7.06(a)(v), (a)(viii), (a)(ix) and (a)(xxiii);

(iii)                   normal compensation, director fees, severance, performance and retention bonuses, indemnities and reimbursement of reasonable expenses of officers, directors, managers, employees, independent contractors and consultants, including stock incentive and option plans and agreements relating thereto;

(iv)                  other transactions with Affiliates pursuant to agreements or arrangements in existence on the Closing Date to the extent disclosed in Schedule 7.09 or any amendment, extension, supplement, modification, renewal or replacement thereto to the extent not adverse to the Lenders in any material respect;

(v)                     sales of Qualified Capital Stock of the Borrower not otherwise prohibited by the Loan Documents, and the granting of registration or other customary rights in connection therewith;

(vi)                  transactions in the Ordinary Course of Business entirely among the Group Companies (and/or any Person that becomes as Group Company as a result of such transaction) including, without limitation, any tax sharing arrangements and transactions entirely among the Group Companies expressly permitted by Section 7.01, 7.02, 7.04, 7.05, 7.06 or 7.07;

(vii)               transactions entirely between or among Loan Parties (and/or any Person that becomes as Loan Party as a result of such transaction) not otherwise prohibited hereunder;

(viii)            other transactions which are engaged in by the Group Companies on terms and conditions no less favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party;

(ix)                  the Transactions and the payment of fees and expenses related to the Transactions; and

(x)                     equity issuances, repurchases, redemptions, acquisitions or retirements of Equity Interests of the Group Companies permitted by Section 7.07.

Section 7.10                            Fiscal Year and Accounting Changes; Organization and Other Documents.  None of the Group Companies will (i) change its fiscal year (except to conform to the Borrower’s fiscal year), (ii) make any material change in its accounting treatment and financial reporting policies except as required by GAAP or (iii) enter into any amendment, modification or waiver to its Organization Documents, in each case as in effect on the Closing Date, except for changes not adverse in any material respect to the Lenders. The Borrower will cause the Group Companies to provide the Administrative Agent with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date with the Compliance Certificate next delivered following the same.

Section 7.11                            Restrictions with Respect to Intercorporate Transfers.  None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Group Company to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (F) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Credit Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i)                         this Agreement and the other Loan Documents;

(ii)                      applicable Law or restrictions deemed to exist by virtue of fiduciary duties, or civil, criminal, or personal liability imposed under applicable Law on officers and directors of Foreign Subsidiaries of the Borrower;

(iii)                   restrictions in effect on the Closing Date contained in the agreements set forth on Schedule 7.11 governing the Existing Indebtedness or the Unsecured Notes, and in any agreements governing any Permitted Refinancing thereof if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv)                  customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the Ordinary Course of Business;

(v)                     any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi)                  customary provisions in joint venture agreements and other similar agreements entered into in the Ordinary Course of Business in connection with Permitted Joint Ventures;

(vii)               Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(viii)            (x) restrictions in connection with Indebtedness permitted to be incurred hereunder by any Group Company that is not a Loan Party, and (y) other restrictions in connection with Indebtedness permitted to be incurred hereunder, so long as, in the case of this clause (y), such restrictions, when taken as a whole, are not materially more burdensome than the restrictions contained herein;

(ix)                  customary provisions in acquisition and other similar agreements in connection with Asset Dispositions permitted under Section 7.05 and Business Acquisitions;

(x)                     restrictions and conditions imposed by agreements of any Subsidiary in existence at the time such Subsidiary became a Subsidiary of the Borrower (and not entered into in contemplation thereof) and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole, provided that such restrictions and conditions apply only to such Subsidiary; and

(xi)                  restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the Ordinary Course of Business.

Section 7.12                            Sale and Leaseback Transactions.  None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into such transactions with respect to property, in an aggregate amount of up to $5,000,000 in sales proceeds during the term of this Agreement, if (i) after giving effect on a Pro Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (ii) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined by the Borrower in good faith) and (iii) the Net Cash Proceeds therefrom are subject to Section 2.09(c)(iii).

Section 7.13                            [Reserved].

Section 7.14                            [Reserved].

Section 7.15                            Financial Covenants.  The Borrower will not permit:

(a)         Recurring Revenue Growth to be less than 10% for any fiscal quarter (determined as of the end of such fiscal quarter and measured on the date on which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) for such fiscal quarter (or fiscal year)); or

(b)         Liquidity to be less than $15,000,000 for more than five (5) consecutive Business Days.

Section 7.16                            Anti-Terrorism Law: Anti-Money Laundering; Sanctions; Anti-Corruption Law.

(a)         None of the Group Companies will violate any applicable Anti-Terrorism Law, Sanctions or anti-corruption law (and the Loan Parties will deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Group Companies’ compliance with this Section 7.16).

(b)         None of the Group Companies will, directly or indirectly, cause or permit any of the funds of such Group Company that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of applicable Law.

(c)          None of the Group Companies will, directly or indirectly, cause, permit, or authorize any part of the proceeds or other transaction contemplated by this Agreement to be used, contributed, or otherwise made available to fund any trade, business, or other activity of or with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that could reasonably be expected to result in any party to this Agreement (including any person participating in the transaction, whether as underwriter, agent, advisor, investor, or otherwise) being in breach of any Sanctions or becoming a Sanctioned Person

(d)         No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.

Section 7.17                            Sanctioned Persons.  None of the Group Companies will cause or permit (a) any of the funds or properties of the Group Companies that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Sanctioned Person, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable requirements of Law, or the Loans made by the Lenders would be in violation of applicable requirements of Law, or (b) any Sanctioned Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable requirements of Law or the Loans are in violation of applicable requirements of Law.

ARTICLE VIII

DEFAULTS

Section 8.01                            Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)         Payment.  Any Loan Party shall:

(i)                         default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of, or premium on, any of the Loans; or

(ii)                      default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents.

(b)         Representations.  Any representation or warranty made, or deemed to be made, by any Loan Party herein or in any of the other Loan Documents or in any certificate or notice delivered or required to be delivered pursuant hereto or thereto shall prove false in any material respect (or, to the extent that the representation or warranty is qualified by “materiality”, “Material Adverse Effect” or similar language, in any respect) on the date as of which it was made or deemed to have been made.

(c)          Covenants.  Any Group Company shall:

(i)                         default in the due performance or observance of any term, covenant or agreement contained in Section 6.03(i), 6.05(i) (solely with respect to the existence of the Borrower), 6.11, or Article VII; or

(ii)                      default in the due performance or observance by it of any term, covenant or agreement contained in any Loan Document (other than those referred to in subsection (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of thirty (30) days after the earlier of a Responsible Officer of a Loan Party having becoming aware of such default or notice thereof having been given to the Borrower by the Administrative Agent.

(d)         Effectiveness.  Any material provision of any Loan Document, at any time after its execution, and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a termination permitted under Section 7.04 or Section 7.05 or as a result of the acts or omissions of any Agent or Lender hereunder) or the Discharge of Senior Finance Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any further liability or obligation under any Loan Document (other than as a result of the Discharge of Senior Finance Obligations).

(e)          Cross-Default.

(i)                         Any Group Company (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness (other than in respect of (x) intercompany Indebtedness solely among the Group Companies, (y) Indebtedness outstanding under the Loan Documents and (z) Swap Agreements) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount of more than the Threshold Amount, if the effect of such failure, event or condition in this clause (B) is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or to accelerate such stated maturity, to become payable; provided that this clause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any conversion of any Junior Financing or satisfaction of any condition giving rise to or permitting a conversion of any Junior Financing, in either case, into Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares) in accordance with the express terms or conditions thereof, unless such redemption, repurchase, exchange, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (C) shall fail to comply with the terms of any Indebtedness having an aggregate principal amount of more than the Threshold Amount requiring such Group Company to offer to prepay or repurchase such Indebtedness prior to the stated maturity thereof (unless, with respect to the Unsecured Notes, such event triggers any conversion right of holders thereof); or

(ii)                      there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount and such Group Company fails to pay such Swap Termination Value when due after applicable grace periods.

(f)           Insolvency Events.  (i) The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g)          Judgments.  One or more final judgments, orders, decrees or arbitration awards is entered against the Borrower or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not deny coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within sixty (60) days after the entry thereof.

(h)         ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount reasonably likely to result in a Material Adverse Effect or (ii) any contribution required to be made with respect to an Employee Benefit Arrangement in accordance with any applicable Law has not been made and the failure to make such contribution, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i)             Guaranties.  Any Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof (including any release thereof as a result of the permitted disposition of such Loan Party), cease to be in full force and effect, or any Subsidiary Guarantor thereunder or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under such Guaranty.

(j)            Impairment of Collateral.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create, or any Lien purported to be created by any Collateral Documents shall be asserted by any Loan Party not to be, a valid and perfected Lien with the priority required by the Collateral Document, on any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except (i) to the extent such loss of perfection does not violate Section 6.12 or (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

(k)         Ownership.  A Change of Control shall occur.

Section 8.02                            Acceleration; Remedies.  Upon the occurrence of and during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)         Acceleration of Loans.  Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations for which no claim has been made) owing by a Loan Party to any of the Lenders hereunder or under any other Loan Document to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c)          Letters of Credit. (i) Terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d)         Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Loan Documents and applicable Law, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against each Subsidiary Guarantor and all rights of setoff.

(e)          Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent.  The Lenders agree that this Agreement and the other Loan Documents may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) with respect to the Borrower shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03                            [Reserved].

Section 8.04                            Allocation of Payments After Event of Default.

(a)         Priority of Distributions.  The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.09(c) and Section 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), all amounts collected or received on account of any Finance Obligation shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:

FIRST, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all costs and expenses of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Senior Credit Obligations owing to such Lender, to the extent due and payable under Section 10.04.

FOURTH, to the payment of all of the Senior Credit Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Senior Credit Obligations and Swap Obligations owing to any Finance Party, pro rata, as set forth below, with (i) an amount equal to the Senior Credit Obligations being paid to the Collateral Agent (in the case of Senior Credit Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Credit Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Credit Obligations, or, if the proceeds are insufficient to pay in full all Senior Credit Obligations, its Pro Rata Share of the amount remaining to be distributed and (ii) an amount equal to the Swap Obligations being paid to the trustee, paying agent or other similar representative (each a “Swap Representative”) for the Swap Creditors, with each Swap Creditor receiving an amount equal to the outstanding Swap Obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such Swap Obligations, its Pro Rata Share of the amount remaining to be distributed; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Finance Parties shall receive an amount equal to its Pro Rata Share (as defined below) of amounts available to be applied pursuant to clauses THIRD, FOURTH and FIFTH above.

(b)         Pro Rata Treatment.  For purposes of this Section 8.04, “Pro Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Credit Obligations or Swap Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Credit Obligations or Swap Obligations, as the case may be. If any payment to any Finance Party of its Pro Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Credit Obligations or Swap Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c)          Reliance by Collateral Agent.  For purposes of applying payments received in accordance with this Section 8.04, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Swap Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Swap Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Swap Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01                            Appointment.

(a)         Each Lender and each Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and Each Issuing Bank irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Other than the rights of the Borrower pursuant to Section 9.06 and 9.12(c), the provisions of this Article IX are solely for the benefit of the Agents, the Issuing Banks and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Finance Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Lead Arranger, Bookrunner and any Agent described in the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)         Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Finance Parties, in assets in which, in accordance with the UCC or any other applicable Laws, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02                            Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Group Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Banks.

Section 9.03                            Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, or that is contrary to any Loan Document or applicable Laws including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Bankruptcy Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Group Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or an Event of Default unless and until written notice thereof describing such default is given to such Agent by the Borrower, Lender or an Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that each Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to such Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04                            Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05                            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06                            Successor Agent.  Each Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent from among the Lenders, which successor Agent shall be reasonably satisfactory to the Borrower (unless an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which successor shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States; provided that if such retiring Agent is unable to find such a Person that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.04 and Sections 10.08 to 10.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07                            Non-Reliance on Agents and Other Lenders.  Each Lender and each Issuing bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank further represents and warrants that it has reviewed the Lender Presentation dated June 2017 and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08                            Name Agents.  The parties hereto acknowledge that the Lead Arranger and the Bookrunner hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or Issuing Bank hereunder.

Section 9.09                            Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by the Borrower or the Subsidiary Guarantors and without limiting the obligation of the Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all

Commitments shall have terminated and the Loans and other Senior Credit Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and other Senior Credit Obligations) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PARTY); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Parties, as the case may be, gross negligence or willful misconduct or resulting from any proceeding that does not involve an act or omission by the Borrower and its affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or Lead Arranger in fulfilling their roles hereunder). The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10                            Withholding Taxes.  To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, payable or paid by the Administrative Agent, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.10.

Section 9.11                            Lender’s Representations, Warranties and Acknowledgements.

(a)         Each Lender and each Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the Issuing Banks. Each Lender and each Issuing Bank acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Banks, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b)         Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12                            Collateral Documents and Guaranty.

(a)         Agents under Collateral Documents and Guaranty.  Each Finance Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Finance Parties, to be the agent for and representative of the Finance Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Finance Obligations with respect to any Swap Agreement. Subject to Section 10.01, without further written consent or authorization from any Finance Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Asset Disposition permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Asset Disposition or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty pursuant to the terms of the Guaranty or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(b)         Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Finance Party hereby agree that (i) no Finance Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Finance Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Finance Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Finance Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Senior Credit Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)          Release of Collateral and Guarantees, Termination of Loan Documents.

(i)                         Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any affiliate of any Lender in its capacity as a party to any Swap Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents to any Person that is not, and that is not required to be, a Loan Party, and to release any guarantee obligations under any Loan Document of any Person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii)                      Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Discharge of Senior Finance Obligations, the Administrative Agent or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender in its capacity as a party to any Swap Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranty Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Senior Credit Obligations in respect of Swap Agreements. Any such release of Guaranty Obligations shall be deemed subject to the provision that such Guaranty Obligations shall be reinstated if after such release any portion of any payment in respect of the Senior Credit Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(iii)                   In each case as specified in this Section 9.12(c), the Administrative Agent and the Collateral Agent will, at the Borrower’s expense (but without recourse to, and without any representation or warranty of any kind by, any such Agent), execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12(c).

(d)         The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13                            Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel and all other amounts due the Agents under Sections 2.03 and 10.04) allowed in such judicial proceeding; and

(c)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under this Agreement and the other Loan Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of any Agent, its agents and counsel, and any other amounts due any Agent under this Agreement and the other Loan Documents out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.14                            Disclosure of Disqualified Institution List.  The Borrower and each Finance Party hereby authorizes the Administrative Agent to disclose the list of Disqualified Institutions to each Lender and any prospective Lender for the purpose of verifying compliance with the provisions of Section 10.06.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Amendments, etc.

(a)         Amendments Generally.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) the Borrower and the Administrative Agent, and the Administrative Agent shall have received notice and a fully executed written copy thereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(b)         Amendments and Waivers Pertinent to Affected Lenders.  Notwithstanding subsection (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall:

(i)                         extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii)                      postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments (other than pursuant to Section 2.08)) of principal, premium, interest (other than Default interest) or fees due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)                   reduce or forgive the principal of, or the rate of interest or any premium specified herein on, any Loan or (subject to subsection (c) below) or any fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment (other than pursuant to Section 2.08) or to amend Section 2.06(c) or to waive any obligation of the Borrower to pay interest at the rate provided for in Section 2.06(c);

(iv)                  other than to the extent required to allow the lenders under an Incremental Facility or, Extension Amendment, to share, or, at their option, not share, in pro rata payments, change Sections 2.09, 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                     except in connection with the implementation of an Incremental Facility or, Extension Amendment, (A) change any provision of this Section 10.01, Section 2.12(a) or the definition of “Applicable Percentage” or “Required Lenders” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (B) amend the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(vi)                  permit the assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document (other than to another Loan Party in connection with a transaction permitted under Section 7.04 or 7.05 of this Agreement) without the written consent of each Lender;

(vii)               subordinate the Senior Credit Obligations (or the Liens of the Collateral Documents) to any other obligation (or the Liens securing any other obligation) without the written consent of each Lender (other than in connection with Permitted Liens as defined on the date of this Agreement);

(viii)            release all or substantially all of the value of the Guaranty without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Subsidiary Guarantor (or all or substantially all of the assets of a Subsidiary Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 7.05);

(ix)                  release all or substantially all of the value of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party (other than to any other Loan Party or to any Person that is required to be a Loan Party) in compliance with Section 7.05 or released in compliance with Section 9.10);

(x)                     impose any greater restrictions on the ability of the Lenders of any Class to assign any of their respective rights or obligations hereunder without the written consent of each Lender in respect of such Class;

(xi)                  permit any amendment or waiver that would result in the Lenders under any Class of Loans receiving a lesser prepayment, repayment or commitment reduction or affect the rights of such Class in respect of the Collateral relative to any other Class of Loans without the written consent of Lenders holding at least a majority of the outstanding Loans and Commitments of such Class;

(xii)               affect the rights or duties of any Agent or any Issuing Bank under this Agreement or any other Loan Document, without the prior written consent of such Agent or such Issuing Bank, as the case may be;

(xiii)            waive any condition set forth in Section 4.02 as to any credit extension under one or more Revolving Facilities or amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Revolving Facilities and does not directly affect Lenders under any other Facility; and

(xiv)           permit any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected by the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the other Loan Documents may be amended, modified or supplemented with the consent of the Administrative Agent and/or the Collateral Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to effectuate any amendment, modification or supplement pursuant to the first proviso of Section 10.01(a).

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) extend the scheduled Maturity Date and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Margin and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Issuing Bank, without its prior written consent.

In connection with any such loan modification offer, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (executed and delivered by the Borrower, the Administrative Agent and the accepting Lenders and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder).  No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion.  On the effective date of any loan modification applicable to the Revolving Facility, the Borrower shall prepay any Revolving Loans or LC Borrowings outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans or LC Borrowings, as the case may be, ratable with any revised Pro Rata Share of a Revolving Lender in respect of the Revolving Facility arising from any non-ratable loan modification to the Revolving Commitments under this Section 10.01.  Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 with respect to the Borrower and each Subsidiary Guarantor.

(c)          Defaulting Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms disproportionately affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Loan or a Note from it, whether or not such Note shall have been so marked.

Section 10.02                     Notices.

(a)         Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices, consents and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                         if to the Borrower or any other Loan Party, to the Borrower at:

Teladoc, Inc.
2 Manhattanville Road, Suite 203

Purchase, New York 10577
Attention:  Chief Financial Officer
 Telephone:  (203) 987-6957
Facsimile:  (203) 769-1544

(ii)                      if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention:  Account Manager: Teladoc
Facsimile:  (212) 284-3444

(iii)                   if to a Lender, to it at its address (or its telecopier number, electronic email address or telephone number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)         Electronic Communications. Notices and other communications to the Agents and the Lenders hereunder may (subject to Section 10.02(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.02(d), which shall be deemed to have been approved); provided that approval of additional procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)         Posting.  Unless otherwise expressly set forth herein, each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”; such excluded communications the “Excluded Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent (and Microsoft Word, Excel and .pdf shall be deemed acceptable to the Administrative Agent on the date hereof) at such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, to the extent requested by Administrative Agent shall require at least five (5) Business Days prior to the due date thereof. Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender, any Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner expressly specified in this Agreement or any other Loan Document or, if to an Agent, as any such Agent shall require by advanced written notice. Excluded Communications shall be delivered to the Administrative Agent by facsimile communication or as the Administrative Agent shall direct at least three (3) Business Days prior to such Excluded Communication.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders and Issuing Banks by posting the Communications on a Platform. The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s or its Related Party’s gross negligence or willful misconduct.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, or is actively contemplating issuing any such securities: (i) no Borrower Materials are to be made available to Public Lenders unless clearly and conspicuously marked “Public — Contains No Non-Public Information” prominently on the first page thereof; and (ii) unless the Borrower Materials have been marked “Public — Contains No Non-Public Information,” the Borrower shall not be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07). All Borrower Materials that are marked “Public — Contains No Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Investor,” and the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “Public — Contains No Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.03                     No Waiver; Cumulative Remedies.  No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04                     Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses.  The Borrower agrees to pay (i) all reasonable and documented out-of- pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lead Arranger and their respective Related Parties (including the reasonable and documented fees, charges and out-of-pocket disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Collateral Agent and one local counsel and one regulatory counsel, in each case, in each applicable jurisdiction (including, in each case, one firm of additional counsel (including one additional local counsel and regulatory counsel, in each case, in each applicable jurisdiction) for each similarly situated class of Persons as a result of any actual or potential conflicts of interests) and reasonable and documented charges relating to the maintenance of the Platform in connection with the Loan Documents) in connection with the syndication and closing of the Loans provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and, with respect to the Administrative Agent and the Collateral Agent only, any actual or proposed amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and in connection with the protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, and (B) including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable and documented fees, charges and disbursements of external counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, and (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents; provided however that, notwithstanding anything to the contrary in this Section 10.04(a), the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent, the Collateral Agent or any Lender (other than counsel) retained without the consent of the Borrower or more than one counsel to the Lead Arranger, the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole (plus one local counsel and one regulatory counsel, in each case, in each applicable jurisdiction and one or more firms of additional counsel as a result of any actual or potential conflicts of interest).

(b)         Indemnification by Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Lead Arranger, the Bookrunner and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of external counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the Transactions, or the execution or delivery of this Agreement or any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, thereby, or related thereto or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under, to or from any property currently or formerly owned, leased or operated by any Group Company, or any other Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (x) that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) resulting from any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or Lead Arranger in fulling their roles hereunder); provided further that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one counsel for all Indemnitees, taken as a whole (in addition to one special counsel in each specialty area, up to one local counsel in each applicable local jurisdiction and any additional counsel for an Indemnitee reasonably deemed appropriate by virtue of actual or potential conflicts of interests incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation). No Loan Party shall be liable for any amounts hereunder (other than the amount of any reasonable and documented legal fees or other costs and expenses associated with the settlement) to the extent an Indemnitee has entered into any settlement without the Borrower’s consent (such consent not to be unreasonably withheld or delayed), provided that an Indemnitee may enter into a settlement if there is a judgment by a court of competent jurisdiction in any such proceeding, in which case the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.04(b). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower under this Section 10.04(b) to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any of their respective Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (in each case, as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or letter of credit or the use of the proceeds thereof; provided, however, nothing in this subsection (d) shall be construed to limited the Borrower’s indemnification obligations provided for under this Agreement (including this Section 10.04) and the other Loan Documents. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable not later than thirty (30) Business Days after demand therefor.

(f)           Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05                     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06                     Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no

Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Administrative Agent and each Lender other than in connection with transactions permitted hereunder, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by the Borrower, any other Loan Party or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that:

(i)                         except in the case of any assignment in connection with the primary syndication of the Commitments and Loans made by Jefferies Finance LLC (or its respective Affiliates) to an Eligible Assignee, or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of the applicable Class, as the case may be, owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of any Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld conditioned or delayed and provided that, if the consent of the Borrower is required, the Borrower shall be deemed so to have consented unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower has received written notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 3.01(e) and a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv)                  no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (iv); and

(v)                     in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the

Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall record each transfer of the Loans to a transferee upon written notification by the registered owner of such transfer, provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s obligations in respect of any Loan or Commitment. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. The Register shall also be available for inspection by any Lender solely as it relates to its own interests and the interests of its Affiliates, at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (ix) of Section 10.01(b) that directly and adversely affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 (subject to the requirements and limitations of such Sections, it being understood that any requirement for a Participant to deliver tax documentation or other information under Section 3.01(e) shall be satisfied upon the delivery of such tax documentation or other information to the participating Lender with no requirement for it to be delivered to the Borrower or the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

No participation shall be or shall be deemed to be a discharge, rescission, extinguishment or substitution of any outstanding Loan and any Loan subject to a participation shall continue to be the same obligation and not a new obligation.

(e)          Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant.

(f)           Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07                     Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts and agents (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over such Agent or Lender or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any Governmental Authority or regulatory authority (including any self-regulatory authority) having jurisdiction over such Agent or Lender (in which case, such Agent or such Lender, as applicable, shall to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Law, rule or regulation (in which case, such Agent or such Lender, as applicable, shall promptly notify the Borrower, in advance, to the extent practicable and permitted by Law, rule or regulation, except in connection with any request as part of any regulatory audit or examination conducted by accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority), (d) to any Lender, Participant or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or to establish a “due diligence” defense, (f) (i) to any rating agency, provided that the Persons to whom such disclosure is made are informed of the confidential nature of the Information and instructed to keep such Information confidential, and (ii) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (x) any assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or any prospective assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Subsidiaries that is not to such Agent’s or Lender’s knowledge subject to confidentiality obligations to the Borrower or any of its Subsidiaries, (i) to the extent any such Information is independently developed by such Agent or Lender or any of its respective Representatives or (j) to establish a “due diligence” defense, as applicable. For purposes of this Section 10.07, “Information” means all non-public information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08                     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of each Lender’s Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the then due and owing obligations of the Borrower or such Loan Party, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Senior Credit Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09                     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10                     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, notwithstanding anything contained herein, the Commitment Letter and the Fee Letter shall survive the Closing Date pursuant to the terms thereof to the extent expressly set forth therein. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or via email as an attachment of a .pdf document shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                     Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default, Event of Default, or incorrect representation or warranty at the time of any Borrowing, and shall continue in full force and effect until the Discharge of Senior Finance Obligations (other than contingent indemnification obligations). The provisions of Sections 2.14, 3.01, 3.04, 3.05, 10.04, and Sections 10.10 through 10.18 (other than 10.16) shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.12                     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13                     Replacement of Lenders. If (a) any Lender (including on behalf of a Participant) requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender (including on behalf of a Participant) or any Governmental Authority for the account of any Lender (or Participant, as applicable) pursuant to Section 3.01, (c) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (d) any Lender is a Defaulting Lender or (e) any Lender has failed to consent to a proposed amendment, waiver, consent, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders of a Class or Classes or the consent of all Lenders directly affected thereby and with respect to which the Required Lenders shall have granted their consent, or refuses to consent to a loan modification offer under Section 10.01, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, to replace such Lender by requiring such Lender to assign and delegate, without recourse (other than as set forth herein, in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                         the Borrower or the applicable Eligible Assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless waived by the Administrative Agent);

(ii)                      such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and Section 2.09(g), if applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                  such assignment does not conflict with applicable Laws; and

(v)                     in the case of any replacement of Lenders under the circumstances described in clause (e) above, the applicable amendment, waiver, consent, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If a replaced Lender does not execute an Assignment and Assumption pursuant to Section 10.06 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.13, the Administrative Agent shall be entitled (but not obligated) to execute such an

Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent on behalf of such replaced Lender, the replacement Lender and the Administrative Agent shall be effective for purposes of this Section 10.13 and Section 10.06.

Section 10.14                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)         Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)         Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document, however, shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.02. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

Section 10.15                     Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.15.

Section 10.16                     PATRIOT Act Notice Lender’s Compliance Certification.

(a)         Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information regarding the Borrower and each other Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

(b)         Lenders’ Certification. Each Lender or assignee or Participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations thereunder: (i) within ten (10) days after the Closing Date or, if later, the date such Lender, assignee or Participant of a Lender becomes a Lender, assignee or Participant of a Lender hereunder and (ii) at such other times as are required under the Patriot Act.

Section 10.17                     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) each Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agents, the Lead Arranger nor the Lenders have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Lead Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agents, the Lead Arranger nor the Lenders have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agents nor the Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.18                     Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities, Extended Term Loans, Extended Revolving Facilities or loans incurred under a new credit facility, in each case, to the extent such extension, replacement or renewal is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 10.19                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TELADOC, INC., as the Borrower

By:	/s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Chief Legal Officer and Secretary

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Lender and Issuing Bank

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Managing Director

[Signature Page to Credit Agreement]

Schedule 2.01

Lenders and Commitments

Lender	Initial Term Commitment	Revolving Commitment	Letter of Credit Commitment
Jefferies Finance LLC	$175,000,000	$10,000,000	$5,000,000